UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a party other than the registrant ☐
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☐ Preliminary proxy statement
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☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
SUNAIR SERVICES CORPORATION

(Name of Registrant as Specified in Its Charter)
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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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SUNAIR SERVICES CORPORATION
1350 E. NEWPORT CENTER DRIVE, SUITE 201
DEERFIELD BEACH, FLORIDA 33442

November 20, 2009

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Sunair Services Corporation (“Sunair’’) on December 14, 2009 at 11:00 a.m. Eastern Daylight Time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441.

The board of directors of Sunair has approved a merger agreement providing for the merger of Sunair with and into Buyer Acquisition Company, Inc. (“Merger Sub”), a wholly-owned subsidiary of Massey Services, Inc. (“Massey”). If the merger is completed, you will receive $2.75 in cash for each share of Sunair’s common stock that you own and Sunair will become a wholly owned subsidiary of Massey.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 28, 2009, by and among Sunair, Massey and Merger Sub. After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information on Sunair from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless shareholders holding a majority of the outstanding shares of Sunair’s common stock as of October 14, 2009, the record date, approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement.

On behalf of the board of directors, thank you for your continued support.

Sincerely,

/s/  Jack I. Ruff
Jack I. Ruff
President and Chief Executive Officer

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

THIS PROXY STATEMENT IS DATED NOVEMBER 20, 2009 AND IS FIRST BEING
MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 24, 2009.

SUNAIR SERVICES CORPORATION
DEERFIELD BEACH, FLORIDA 33487

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 14, 2009

A special meeting of the shareholders of Sunair Services Corporation, a Florida corporation (“Sunair”, “we,” “us” or “our”), will be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14, 2009 beginning at 11:00 a.m., local time, for the following purposes:

1. Adoption of the merger agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 28, 2009, among Massey Services, Inc. (“Massey”), Buyer Acquisition Company Inc., a wholly owned subsidiary of Massey (“Merger Sub”), and Sunair, pursuant to which, upon the merger becoming effective, each outstanding share of Sunair common stock (other than shares held by Massey, Merger Sub or any direct or indirect wholly owned subsidiary of Massey or Merger Sub) will be converted into the right to receive $2.75 in cash, without interest.

2. Adjournment of the Special Meeting.  To approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only shareholders of record of our common stock as of the close of business on October 14, 2009, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own.  The merger cannot be completed unless shareholders holding a majority of the outstanding shares of Sunair’s common stock as of the record date approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend.

The board of directors of Sunair recommends that shareholders vote FOR the adoption of the merger agreement and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/  Jack I. Ruff
Jack I. Ruff
President and Chief Executive Officer

Deerfield Beach, Florida
November 20, 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Sunair,” “we,” “us” and “our” refer to Sunair Services Corporation.

The Parties to the Merger (page 17)

Sunair

Sunair, through its wholly owned subsidiary, Middleton Pest Control, Inc. (“Middleton”), with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs.

Sunair was incorporated in Florida on September 20, 1956. Sunair’s principal executive offices is located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442 and its telephone number is (561) 208-7400.

Massey

Massey, along with its subsidiaries, provides residential and commercial pest control, termite protection and lawn, tree and shrub care services in Florida, Georgia, and Louisiana. Its services include pest control, termite protection, drain line services, flying insect program, bird control program, termite protection, and landscape care, including GreenUP landscape services, such as soil testing, customized nutritional programs, weed control and prevention, insect control and prevention, disease control and prevention, tree and shrub care, and lawn aeration.

Massey was incorporated in the state of Florida on February 5, 1985. Massey’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

Merger Sub

Buyer Acquisition Company, Inc. (“Merger Sub”), a Florida corporation and a wholly owned subsidiary of Massey, was formed solely for the purpose of entering into the merger agreement with Sunair and completing the merger, and has not conducted any business operations.

Merger Sub was incorporated in the state of Florida on September 21, 2009. Merger Sub’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

The Special Meeting (page 13)

Date, Time, Place and Purpose.  The special meeting will be held on December 14, 2009, at 11:00 a.m., local time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441. At the special meeting, you will be asked to consider and vote upon proposals to:

(i) approve the merger agreement;

(ii) adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

(iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting.  Only shareholders who hold shares of our common stock at the close of business on October 14, 2009, the record date (“record date”) for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 13,093,588 shares of our common stock outstanding.

Vote Required.  The approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of our common stock as of the record date. The proposal to approve the adjournment of the special meeting if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting.

Coconut Palm Proxy (page 14)

Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”) has the power to vote shares of Sunair’s common stock owned by its limited partners pursuant to proxy agreements executed by its limited partners upon redemption of their partnership interests. Richard Rochon, our Chairman, and Mario Ferrari, our Vice Chairman, are deemed to be the beneficial owners of Coconut Palm. Mr. Rochon and Mr. Ferrari have advised us that they will not exercise their proxy authority to vote the shares of Sunair’s common stock owned by Coconut Palm’s former limited partners (“limited partners”) at the special meeting held on December 14, 2009 and these limited partners will be entitled to vote these shares at the special meeting held on December 14, 2009. Mr. Rochon and Mr. Ferrari’s decision not to exercise their proxy to vote the shares of Sunair’s common stock owned by the limited partners is only for the proposals to be presented at the special meeting held on December 14, 2009, and they reserve the right to exercise their proxy voting authority for the limited partners at any subsequent meetings of shareholders or on any matters approved by written consent.

There is litigation relating to the validity of the Coconut Palm proxy. See “Coconut Palm Proxy — Litigation” on page 15.

Certain Effects of the Merger (page 32)

If the merger agreement is adopted by our shareholders and the other conditions to closing are satisfied, Merger Sub will merge with and into Sunair, the separate corporate existence of Merger Sub will cease, and Sunair will continue as the surviving corporation, wholly owned by Massey. Upon completion of the merger, our common stock (other than shares held by Massey) will be converted into the right to receive $2.75 per share, without interest and less any required withholding taxes. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as a shareholder.

Recommendation of Our Board of Directors (page 25)

After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team, legal and financial advisors and our special committee. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page 24.

Opinion of Hyde Park Capital (page 26)

On September 27, 2009, Hyde Park Capital rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Hyde Park Capital’s written opinion dated September 28, 2009) to the effect that, as of September 28, 2009, the merger consideration to be received by the holders of Sunair common stock in the merger was fair to the holders of Sunair common stock from a financial point of view.

Hyde Park Capital’s opinion was directed to Sunair’s board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of Sunair common stock in the merger and not any other aspect or implication of the merger. The summary of Hyde Park Capital’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Hyde Park Capital in preparing its opinion. Sunair encourages its shareholders to carefully read the full text of Hyde Park Capital’s written opinion. However, neither Hyde Park Capital’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any Sunair shareholder as to how Sunair shareholders should act or vote with respect to the proposed merger. We paid Hyde Park Capital a customary fee in connection with the delivery of its opinion. See “The Merger — Opinion of Hyde Park Capital.”

Goodwill Impairment (page 30)

In conjunction with the merger and agreed upon purchase price, Sunair concluded that it needed to take a goodwill impairment in September 2009. The amount of the goodwill impairment is approximately $14.2 million for the quarter ended September 30, 2009. See “Goodwill Impairment” on page 30.

Financing (page 45)

Massey estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $54 million, which includes approximately $36,007,367 million to be paid to our shareholders, with $287,192.50 to cash out existing options and the remainder to be applied to pay our outstanding debt and fees and expenses incurred in connection with the merger and the related transactions. These payments are expected to be funded with a $33 million senior credit facility from SunTrust Bank and M&I Marshall and Ilsley Bank (“M&I Bank”). In addition, Massey has received a commitment letter from AEA Mezzanine Management LP (“AEA Mezzanine”) for additional financing of up to $20 million.

Effect on Stock Options and Warrants (page 39)

Stock Options

At the effective time of the merger, all outstanding options to purchase shares of our common stock will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $2.75 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, whether or not then exercisable, without interest and less any applicable withholding tax. If the exercise price per share of any option is $2.75 or greater, the holder thereof will not receive any cash payment when the option is cancelled.

Warrants

We currently have warrants outstanding to purchase an aggregate of 6 million shares of our common stock, at prices of $6.30 per share for 1 million warrants and $7.00 per share for 5 million warrants, which expire on dates ranging from February 7, 2010 through January 27, 2011. Massey has agreed to assume these warrants and at the effective time each outstanding and unexercised warrant shall be assumed by the surviving corporation on the same terms and conditions. If a warrant holder exercises a warrant after the merger is closed, the surviving company has made provision so that the holder upon exercise of all or any part of the holder’s warrant by paying the exercise price specified in the warrant agreement, either $6.30 per share or $7.00 per share, shall be entitled to receive upon such exercise, the cash, $2.75 per share, that such warrant holder would have been entitled to receive if such warrant holder had exercised the warrant prior to the closing.

Interests of Our Directors and Executive Officers in the Merger (page 33)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive cash consideration for their stock options to the extent the exercise price of such options is less than $2.75 per share;

•	in the event that certain executive officers or an officer resigns from their employment for good reason or are terminated without cause following completion of the merger, they are entitled to the severance benefits described under “The Merger — Interests of Our Directors and Executive Officers in the Merger”;

•	the merger agreement provides for indemnification by Massey and liability insurance arrangements for each of our current and former directors and officers for a period of six years after completion of the merger, in each case for certain events occurring at or before the effective time of the merger; and

•	RPC Financial Advisors, LLC (“RPC”), a company affiliated with two of our directors and our chief executive officer, will receive a payment equal to two percent (2%) of Sunair’s enterprise value, as determined by using the most recently available financial statements of Sunair at the closing. Based on Sunair’s financial statements as of June 30, 2009, RPC would have received a transaction fee equal to $1,090,386.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

No Appraisal Rights (page 36)

Under Florida law, you do not have appraisal rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (page 36)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders that receives cash pursuant to the merger. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Regulatory Approvals (page 38)

Except for filing of articles of merger in Florida at or before the effective date of the merger and filing the proxy statement with the Securities and Exchange Commission (“SEC”), we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Surrender of Certificates and Receipt of Merger Consideration (page 39)

Shortly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Sunair shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Competing Transaction Proposals (page 44)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Sunair. Despite these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a bona fide written takeover proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal if we pay a termination fee. We are required to pay a termination fee ranging from $2.75 million to a maximum of $3.5 million, which depends on when the merger agreement is terminated and Massey’s costs of obtaining financing extensions or closing on the financing. We are required to pay this termination fee within 6 months after we terminate the merger agreement.

Conditions to Consummation of the Merger (page 46)

We and Massey will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including approval by our shareholders of the merger agreement and Massey having sufficient funds at closing to satisfy all of its obligations under the merger agreement, including payment in full of the merger consideration.

Deposit (page 47)

Massey deposited $4 million in an escrow account on the date of signing the merger agreement. If the merger agreement closes, this deposit will be applied to Sunair’s closing expenses and any remaining amount will be deposited in the exchange fund and the paying agent will use the funds to pay the merger consideration to Sunair’s shareholders. If the merger agreement does not close, this deposit will be returned to Massey, unless Sunair terminates the merger agreement in situations where it is entitled to a termination fee. If Sunair is entitled to a termination fee, the $4 million deposit will be advanced to Sunair by the escrow agent as payment in full of the termination fee.

Termination of the Merger Agreement (page 47) and Termination Fees (page 48)

The merger agreement contains provisions addressing the circumstances under which we or Massey may terminate the merger agreement. We are required to pay Massey a termination fee of $2.75 million if we terminate the merger agreement on or before November 15, 2009 because we have received a superior acquisition proposal. If we terminate the merger agreement after November 15, 2009 because we have received a superior acquisition proposal, the amount of the termination fee is equal to $2.75 million plus the actual cost of lender’s fee paid by Massey to extend the termination date of the financing letters beyond November 15, 2009 or to close on such financing, up to a maximum of $3.5 million. We are required to pay this termination fee within six months after the date of the termination of the merger agreement.

Massey will pay us a termination fee of $4 million if (i) we terminate the merger agreement because the merger has not closed on or before February 25, 2010 due to the failure of Massey to satisfy any of its obligations under the merger agreement or (ii) Massey has breached its covenants and obligations under the merger agreement, and these matters can not be cured, if curable, with 30 days notice, provided that in both situations we can not be in breach of any of our obligations under the merger agreement.

Market Price of Our Common Stock (page 49)

Our common stock is listed on the American Stock Exchange (the “AMEX”) under the trading symbol “SNR”. The closing sale price of our common stock on the AMEX on September 28, 2009, which was the last trading day before we announced the merger, was $1.84. On November 19, 2009, the last trading day before the date of this proxy statement, the closing price of our common stock on AMEX was $2,69.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our shareholders will be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14, 2009, beginning at 11:00 a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following:

• Approval of the merger agreement (Proposal 1);

• Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2); and

• The transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote:

• “FOR” the approval of the merger agreement (Proposal 1); and

• “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2).

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What vote of our shareholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

• The proposal to approve the merger agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date for the special meeting. Because the required vote is based on the number of shares of our common stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger agreement; and

• The proposal to approve the adjournment of the special meeting (Proposal 2), if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence or a quorum, the affirmative votes of the holders of a majority of the shares of our common stock represented at the special meeting. If a quorum is present, abstentions will not count as a vote cast on the proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result if a quorum is present and you abstain, it will have no effect on this proposal. If a quorum is not present, then an abstention or broker non-vote will have the same effect as a vote against this proposal.

We urge you to complete, sign and return the enclosed proxy card to assure the representation of your shares of Sunair’s common stock at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on October 14, 2009, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 13,093,588 shares of our common stock were outstanding and entitled to be voted at the special meeting.

Q:	What do I need to do now? How do I vote?

A:	We urge you to carefully read this proxy statement, including its annexes and any documents referred to herein in their entirety, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the accompanying proxy card and returning it in the envelope provided. If you are a registered shareholder and you attend the special meeting, you may deliver your completed proxy card in person or vote at the special meeting.

Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger agreement proposal without instructions from you. See the question below “If my broker holds my shares in ’street name,’ will my broker vote my shares for me?”

Q:	What if I return my proxy card but do not provide voting instructions?

A:	If you sign and return your proxy card and do not indicate how you want to vote, your proxy card will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted and will have the same effect as if you voted against the approval of the merger agreement.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many of our shareholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

• Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

• Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you, together with a voting instruction card by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote and you may also attend the special meeting.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a shareholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance to the special meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the special meeting. If you are not a shareholder of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided to you by your broker or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

Q:	Should I send in my stock certificate(s) now?

A:	NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $2.75 per share in cash, without interest and less applicable withholding tax.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

• first, you can deliver to our Corporate Secretary, at our offices located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

• second, you can submit by mail a proxy dated after the date of the proxy you wish to revoke, provided the new proxy is received before the polls close at the special meeting; or

• third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank, broker or other nominee.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by Sunair. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication.

Q:	What does it mean if I receive more than one set of voting materials?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Sunair common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $2.75 per share in cash to be received by our shareholders in the merger. In order to receive the $2.75 per share, you must hold your shares through the completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than five business days after all closing conditions contained in the merger agreement have been satisfied or waived. See “The Merger Agreement — Conditions to the Merger.”

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Am I entitled to appraisal rights?

A:	No, you do not have appraisal rights in connection with the merger.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our Corporate Secretary at (561) 208-7400. If your broker holds your shares, you may also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to Massey of $2.75 million up to a maximum of $3.5 million;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason, including Massey’s inability to have adequate funds to purchase Sunair at closing;

•	our remedies against Massey with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations, and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the costs, fees, expenses and charges we have incurred, and may incur, related to the merger, whether or not the merger is completed;

•	the risk that we may be subject to litigation in connection with the merger; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended September 30, 2008. See “Where You Can Find More Information” on page 52.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

Place, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441 on December 14, 2009, beginning at 11:00 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement. Our shareholders must adopt the merger agreement for the merger to occur. If the shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about November 24, 2009.

Record Date and Quorum

The holders of record of our common stock as of the close of business on October 14, 2009, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 13,093,588 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

The approval of the merger agreement requires the affirmative vote of the shareholders of a majority of our outstanding shares of common stock as of the record date of the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The approval of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, (i) if a quorum is present, it will not affect the adjournment, if necessary or appropriate, to permit further solicitation of proxies or (ii) if a quorum is not present, then an abstention will have the same effect as a vote against this proposal.

Coconut Palm Proxy

On February 8, 2005, Coconut Palm purchased 5 million units (“Units”) in Sunair for an aggregate purchase price of $25 million. Each Unit consisted of (i) one share of our common stock, (ii) one warrant to purchase one share of our common stock at an exercise price of $6 per share with a term of three years which expired on February 7, 2008 and (iii) one warrant to purchase one share of our common stock at an exercise price of $7 per share with a term of five years to expire on February 7, 2010. Coconut Palm obtained the $25 million for its investment in Sunair by selling limited partnership interests to accredited investors. Following the closing of its initial investment on February 8, 2005, Coconut Palm beneficially owned 5 million shares, or approximately 55.46% of Sunair’s then outstanding shares of common stock, exclusive of outstanding options and warrants. As of October 14, 2009, Coconut Palm beneficially owns 4,194,700 or 37.54% of Sunair’s outstanding shares of common stock, exclusive of outstanding options and warrants.

Since its initial purchase of Sunair’s Units on February 8, 2005 through the record date, Coconut Palm has distributed an aggregate of 4,928,998 shares of our common stock plus warrants to purchase 4,297,832 additional shares of common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. In connection with the distributions of shares, Coconut Palm’s limited partners granted to Coconut Palm Capital Investors II, Inc. (“Coconut Palm, Inc.”), the general partner of Coconut Palm, a proxy to vote, in its sole discretion, the securities owned by the limited partners at any meeting of Sunair’s shareholders, as well as in any action by written consent of Sunair’s shareholders.

Richard Rochon, our Chairman, and Mario Ferrari, our Vice Chairman, are deemed to be the beneficial owners of Coconut Palm and Coconut Palm, Inc. and exercise the proxy authority to vote the shares of Sunair’s common stock owned by the Coconut Palm limited partners. Mr. Rochon and Mr. Ferrari have advised us that they will not exercise their proxy authority to vote the shares of Sunair’s common stock owned by Coconut Palm’s former limited partners at the special meeting held on December 14, 2009 and these limited partners will be entitled to vote these shares at the special held meeting held on December 14, 2009. Mr. Rochon and Mr. Ferrari’s decision not to exercise their proxy to vote the shares of Sunair’s common stock owned by the limited partners is only for the proposals to be presented at the special meeting held on

December 14, 2009 and they reserve the right to exercise their proxy voting authority for the limited partners at any subsequent meetings of shareholders or on any matters approved by written consent.

There is litigation relating to the validity of the Coconut Palm proxy. See “Coconut Palm Proxy – Litigation” on page 15.

Coconut Palm Proxy Litigation

Lawsuit filed by the Dissident Group against Sunair

On February 19, 2009, Michael Brauser, Dru Schmitt and Michael Herman (the “Dissident Group”) filed a complaint in the Fifteenth Judicial Circuit Court (“Court” or the “Palm Beach Court”) in Palm Beach County, Florida against us, Coconut Palm and Coconut Palm Inc. The claims relate to the Dissident Group’s actions in February 2009 to take control of Sunair by replacing our current board with their six nominees and their claim that certain proxies granted to Coconut Palm Inc. by Mr. Brauser and Mr. Schmitt are not valid.

In the complaint, the Dissident Group demanded that (i) we provide it with a copy of our shareholder list and pre-addressed mailing labels for our shareholders as of January 28, 2009, the record date for our 2009 Annual Meeting of Shareholders (“Count I”), (ii) the Court issue a declaratory judgment relating to the validity of proxies granted to Coconut Palm Inc. by Mr. Brauser and Mr. Schmitt (“Count II”), and (iii) that the Court enjoin our Annual Meeting to be held on March 18, 2009 because our proxy materials contained misrepresentations and omissions of material facts (“Count III”). On March 17, 2009, Sunair, Coconut Palm and Coconut Palm Inc. filed a notice of removal to remove the lawsuit to the United States District Court, the Southern District of Florida (“Federal Court”), which the Palm Beach Court granted two days later. On April 16, 2009, the Dissident Group filed a motion to remand the lawsuit to the state court, the Palm Beach Court. On July 6, 2009, the Federal Court entered an order denying the motion to remand. On March 24, 2009, Sunair, Coconut Palm and Coconut Palm Inc. filed a motion to dismiss the lawsuit and the Dissident Group filed a response to this motion on May 18, 2009. Sunair, Coconut Palm and Coconut Palm, Inc. filed a reply to the Dissident Group’s response to the motion to dismiss on May 29, 2009. On August 10, 2009, the Federal Court granted the motion to dismiss as to Count III and denied the motion as to Counts I and II, without prejudice to Sunair, Coconut Palm and Coconut Palm, Inc. We believe this lawsuit is without merit and intend to continue to vigorously defend ourselves by, among other things, filing a motion for summary judgment on Counts I and II.

Complaint filed by Sunair against the Dissident Group

On March 12, 2009, we filed a complaint in the Federal Court against the Dissident Group and certain other co-defendants for violations of federal securities laws. The complaint relates to actions that have arisen in connection with the information statement that the Dissident Group filed with the SEC on January 28, 2009, as amended on February 25, March 6 and March 9, 2009 (collectively, the “Information Statement”), in which the Dissident Group sought to remove our current board of directors and replace it with their nominees.

The complaint alleges that the Dissident Group and certain other co-defendants unlawfully solicited proxies from our shareholders in violation of Section 14(a) and 14(c) of the Exchange Act of 1934, as amended (“Exchange Act”) in connection with their actions to take control of the Company and replace our current board of directors with their six nominees. It also alleges that the Information Statement filed by the Dissident Group omits material information relating to Mr. Brauser’s background.

With our lawsuit, we are seeking injunctive relief against the Dissident Group to prevent them from voting any proxies obtained in the unlawful proxy solicitation, requiring corrective disclosure in the Information Statement and establishing a 90-day cooling off period before the Dissident Group can commence any further activity relating to a change of control. The Dissident Group has filed motions for extension of time to respond to the Complaint. On September 1, 2009, the Federal Court granted an extension of time through September 30, 2009, for the Dissident Group to file an answer to the complaint. On September 3, 2009, the Federal Court stayed the lawsuit until the earlier of the following dates: (i) within three days of the sale of Sunair or (ii) November 1, 2009.

Dismissal of Lawsuits relating to Validity of the Coconut Palm Proxy at Closing

Massey has reached a settlement agreement with the Dissident Group that provides that at the closing of the merger (i) the Dissident Group will dismiss its lawsuit against Sunair, (ii) Massey will cause Sunair to dismiss its lawsuit against the Dissident Group and (iii) the Dissident Group will grant a general release to Sunair and Massey and their respective officers, directors and employees as to all potential claims by the Dissident Group.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Sunair common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the stock exchanges (NYSE, NASDAQ and AMEX), brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement and any adjournment of the special meeting if a quorum is not present at the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of Sunair in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies

Sunair will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

THE PARTIES TO THE MERGER AGREEMENT

Sunair Services Corporation

Sunair, through its wholly owned subsidiary, Middleton, with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. A detailed description of our business can be found in our Form 10-K for our fiscal year ended September 30, 2008 and other filings with the SEC. See “Where You Can Find More Information.”

Sunair was incorporated in the state of Florida on September 20, 1956. Sunair’s principal executive office is located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442 and its telephone number is (561) 208-7400.

Massey Services, Inc.

Massey, along with its subsidiaries, provides residential and commercial pest control, termite protection and lawn, tree and shrub care services in Florida, Georgia, and Louisiana. Its services include pest control, termite protection, drain line services, flying insect program, bird control program, termite protection, and landscape care, including GreenUP landscape services, such as soil testing, customized nutritional programs, weed control and prevention, insect control and prevention, disease control and prevention, tree and shrub care, and lawn aeration.

Massey was incorporated in the state of Florida on February 5, 1985. Massey’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

Merger Sub

Merger Sub, a Florida corporation and wholly owned subsidiary of Massey, was formed solely for the purpose of entering into the merger agreement with Sunair and completing the merger, and has not conducted any business operations. Its address is c/o Massey Services, Inc., 315 Groveland Street, Orlando, Florida 32804, and its telephone number is (407) 645-2500.

Merger Sub was incorporated in the state of Florida on September 21, 2009. Merger Sub’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

THE MERGER

Background of the Merger

In July 2008, Richard Rochon, our chairman, was contacted by Harvey L. Massey, the chairman and CEO of Massey to discuss a possible combination of Sunair and Massey. Mr. Rochon and Mr. Massey met at Sunair’s executive offices in Boca Raton, Florida on July 3, 2008. At their initial meeting, Mr. Massey indicated that Massey would like to make an offer to acquire Sunair.

On July 28, 2008, Sunair received a letter from Massey in which it expressed an interest in acquiring Sunair through acquisition by merger with a subsidiary of Massey or another form of acquisition, at a price not to exceed $4.00 per share. In this letter, Massey proposed entering into a confidentiality agreement with Sunair for the purpose of gaining access to Sunair’s books, records and other confidential information for due diligence purposes and stated that it would be in a position to make a definitive proposal after it had completed its due diligence.

At this point, the board concluded that a special committee of the board should be formed to review the proposal. On August 1, 2008, the board authorized the formation of a special committee, comprised of three independent directors, to review the proposal received from Massey and to report its recommendations back to the full board. The members of the special committee were Robert Griffin, the Chairman, Dr. Arnold Heggestad and Charles P. Steinmetz.

The special committee held its first meeting on August 5, 2008. The meeting was attended by a representative of Akerman Senterfitt, who serves as Sunair’s and the special committee’s legal advisor. Our legal advisor reviewed with the special committee its fiduciary duties in the context of evaluating strategic alternatives, including a potential sale or merger of Sunair. The special committee discussed and concluded that it first wanted to determine the value of Sunair so that it could properly evaluate any offers from Massey or any other bidders. The special committee also discussed the engagement of an investment banking firm to render financial advisory and investment banking services to Sunair in connection with our consideration of the Massey proposal. The special committee decided to interview two investment banking firms, one of which was Hyde Park Capital.

On August 8, 2008, the special committee interviewed Hyde Park Capital and another investment banking firm. Each investment banking firm made presentations to the special committee and the special committee reviewed and discussed the presentations. The special committee determined that both firms were qualified and that it should proceed to negotiate an engagement on the best terms possible to provide valuation consulting and a fairness opinion relating to a possible sale of the company.

On August 12, 2008, we entered into an engagement letter with Hyde Park Capital in which it agreed to serve as our investment banking firm and provide financial advisory and investment banking services.

On September 16, 2008, Massey, through Michael Brauser, a shareholder of Sunair, sent us a non-binding summary of terms for the acquisition of all of Sunair’s issued and outstanding common stock through a merger with a subsidiary of Massey resulting in a cash payment to our shareholders of approximately $3.00 per share, subject to certain adjustments which may have resulted in a lower price per share. Massey also requested that Sunair agree not to enter into negotiations with any other companies during the 60 day period following the date of its letter.

On September 18, 2008, the special committee met to consider a response to Massey’s offer. The meeting was attended by legal counsel, who once again reviewed the fiduciary duties of the special committee, and representatives of Hyde Park Capital who discussed a number of different models for evaluating the value of Sunair. After a thorough review of the Massey offer, the special committee decided to reject Massey’s offer based on the proposed purchase price adjustments and the contingencies of the offer, including uncertain financing to fund the proposed transaction.

On September 19, 2008, we sent Massey a letter in which we rejected its offer because we could not ask our shareholders to vote on an offer unless there was a fixed price without adjustments and more definitive closing conditions, rather than a price subject to adjustments and a financing condition with uncertain financing. We also advised Massey that the proposed price did not reflect the value of Sunair in the opinion of the special committee.

On September 19, 2008, Massey entered into a 180-day consulting agreement with Michael Brauser. Under the agreement Mr. Brauser agreed to use his best efforts to advise Massey on areas that would facilitate Massey’s potential acquisition of Sunair. If Massey acquired Sunair while the consulting agreement was in effect, Mr. Brauser would have been paid a cash fee of $1,000,000 at closing provided Mr. Brauser had performed his services as set forth in the consulting agreement. This agreement expired on March 18, 2009 and was not renewed and no further consulting agreement has been entered into between Mr. Brauser and Massey since that time.

On September 29, 2008, Michael Brauser, Dru Schmitt, Michael Herman and Joseph Q. DiMartini filed a Schedule 13D indicating they were part of a group that has agreed to act together to cause Sunair to be sold and the net proceeds being distributed to its shareholders.

On October 20, 2008, Massey purchased 880,000 shares of Sunair’s common stock from an institutional investor through a licensed broker.

On October 27, 2008, the special committee held a meeting attended by legal counsel and representatives of Hyde Park Capital to discuss certain new developments, which included Massey’s request for a meeting with management. The special committee requested our legal counsel and that representatives of Hyde Park Capital attend the meeting with Sunair management. The special committee believed that the Massey offer, due to certain contingencies, was not in a form suitable for the acquisition of a public company and had issues relating to the price. The special committee also discussed recent developments and improvements to Sunair’s business.

On October 29, 2008, a meeting was held attended by legal counsel, Hyde Park Capital, Richard Rochon, representatives of Massey and its legal counsel. The parties discussed the issues relating to the offer made by Massey.

On October 30, 2008, Massey filed a Schedule 13D with the SEC reporting that it owned 1,260,972 shares or 9.63% of Sunair’s common stock. In the Schedule 13D, Massey reported that the purpose of its acquisition of 880,000 shares of Sunair’s common stock on October 20, 2008 was (i) to accumulate shares of our common stock in connection with Massey’s proposal to acquire us by merger or other form of acquisition, (ii) to own shares which may be voted to effectuate an acquisition of us by Massey, or (iii) to hold shares for investment purposes. In the Schedule 13D, Massey also reported that it had made an offer to us to purchase our shares at a price of $3.00 per share, subject to certain adjustments (which may have resulted in a lower payment per share) and that we had rejected the offer. Massey indicated at that time that it was evaluating whether or not to submit another offer to us.

In November, 2008, due to the Massey 13D filing we received inquiries from certain third parties regarding the sale of Sunair, including an executive of a large national company in the lawn and pest control industry, which we refer to as “Company A,” and an executive from another large national well-known company in the pest control industry, which we refer to as “Company B,” also called us to ask us if we were for sale.

On November 21, 2008, the special committee met, as well as legal counsel, to review the current status of discussions with Massey as well as its and certain other shareholders’ 13D filings.

On December 5, 2008, Massey submitted a second offer letter to the special committee to acquire Sunair through a merger with a subsidiary of Massey, resulting in a cash payment to the Sunair shareholders of $3.00 per share, which would not be subject to any adjustments following execution of definitive agreements. Massey informed Sunair in the offer letter that Massey had obtained appropriate commitments from SunTrust Bank and other major lending institutions for the financing necessary to complete the proposed transaction.

On December 8, 2008, the special committee held a meeting attended by legal counsel and representatives of Hyde Park Capital to consider a response to Massey’s December 5th proposal. The special committee concluded Massey’s December 5th offer to be substantially similar to its September offer which was previously rejected. The special committee had concerns about the offer relating to (i) the price, (ii) the absence of committed financing, (iii) the lack of a non-refundable deposit, and (iv) the lack of a provision allowing Sunair to “shop” the offer. Hyde Park Capital gave a presentation to the special committee relating to the value of Sunair and the value of Massey’s recent bid. After discussion, the special committee requested that management provide it with its projections of Sunair’s revenues and expenses for 2009 to assist it in evaluating the bid.

On December 16, 2008, our legal counsel sent Massey a letter in which it outlined our objections to the offer. We advised Massey that our special committee would require the following assurances prior to considering any transaction: (i) a firm price; (ii) firm bank commitments for financing; (iii) a $5 million non-refundable cash deposit, and (iv) a right to shop the offer.

Subsequent thereto, there were discussions between representatives of Sunair and Massey regarding the December 16 letter, which centered on the financing arrangements and the amount and type of deposit.

On January 8, 2009, the special committee held a meeting to review recent developments. Legal counsel and representatives of Hyde Park Capital were present at the meeting. The special committee considered Massey’s recent offer which provided a $3.00 per share bid price, but was silent about the deposit and did not include committed financing. The special committee also reviewed Sunair’s current business operations which reflected lower revenue but decreased expenses and improved EBITDA. The special committee also considered long term risks to Sunair and current economic conditions. The special committee recommended that Sunair provide Massey with updated numbers and give them a period of 2 weeks to sign an agreement. Sunair would accept the $3.00 per share price, but would require (i) a substantial nonrefundable deposit, (ii) a 20 day go shop clause, (iii) a 3% break-up fee and (iv) an upfront $250,000 nonrefundable deposit to cover expenses. The special committee approved recommending that the full board approve this proposal.

On January 8, 2009, the board had its scheduled meeting. Also in attendance were Sunair’s Chief Executive Officer, Chief Financial Officer, legal counsel and representatives from Hyde Park Capital. Legal counsel reviewed with the board its fiduciary duties in evaluating strategic alternatives. The special committee then summarized for the board the discussions with Massey over the past several months. The special committee presented its recommendations to the board, including a recommendation to move forward with Massey with the following terms: (i) a $250,000 non-refundable deposit; (ii) a $5 million escrow deposit; (iii) a three-week exclusivity clause; (iv) a 20-day go-shop period; (v) a 3% break-up fee; and (vi) $3.00 per share price. The board discussed the valuation of Sunair and the special committee’s recommendation. After further discussion, the board determined to make a counter offer to Massey with the following adjustments to the special committee’s recommendation: $3.25 per share and two-week exclusivity period.

On January 12, 2009, Sunair sent Massey a letter advising Massey that the terms of the offer letter were not acceptable and Sunair’s board of directors would require Massey to agree to (i) a per share price of $3.25 per share, (ii) a $5 million non-refundable deposit, (iii) a definitive agreement executed by January 31, 2009, (iv) a 20 day go shop clause, and (v) a 3% break-up fee prior to engaging in negotiation regarding a transaction.

On January 15, 2009, Massey submitted a response letter to Sunair advising us that Massey continued to view the proposed acquisition of Sunair as attractive and reiterated its non-binding offer to acquire Sunair through a merger with a subsidiary of Massey resulting in a cash payment to Sunair’s shareholders of $3.00 per share, which would not be subject to any adjustments following execution of definitive agreements. Massey also advised Sunair’s board of directors that it would withdraw its offer if Sunair’s board of directors did not agree to begin negotiating a transaction under the terms proposed in the response letter by January 26, 2009.

On January 16, 2009, the special committee met along with legal counsel and a representative from Hyde Park Capital and reviewed this offer. The per share offer was lower than targeted by the board, the deposit was lower than requested and comprised of $1 million cash and 1 million shares of Sunair’s common stock owned by Massey. The special committee voted in favor of recommending to the board that Sunair respond to Massey by saying that the price was acceptable, but the lack of an adequate cash deposit.

On January 16, 2009, Richard Rochon received a call from a senior executive of Company A affirming their interest in discussing a possible transaction with Sunair.

On January 17, 2009, the special committee’s recommendations were presented to the full board. Also attending was legal counsel and a representative from Hyde Park Capital. The purpose of the meeting was to review the offer. The primary issues were (i) the $3.00 per share offer price was lower than the $3.25 per share price targeted by the board and (ii) the deposit was made up of a total $1 million in cash and 1 million shares of Sunair’s common stock, rather than all cash. Our board concluded that it was in the shareholders’ best interest to place Sunair up for auction and seek the best terms and price for its shareholders.

On January 20, 2009, Sunair’s legal counsel sent Massey a letter explaining that it was not turning the offer down, but rather opening an auction process to all third parties. At that time, the board also authorized the special committee to consider and review all acquisition proposals that Sunair received from third parties in addition to Massey’s proposals.

On January 20, 2009, Sunair issued a press release in which it announced that it had retained Hyde Park to explore a range of strategic alternatives, including a possible sale of Sunair.

On January 23, 2009, Massey submitted a letter to our board withdrawing its non-binding offer to acquire 100% of the common stock of Sunair. Massey also amended its Schedule 13D to include a copy of its January 23, 2009 letter withdrawing its offer.

On February 2, 2009, Michael Brauser, Michael Herman and Dru Schmitt (the “Dissident Group”) filed an Information Statement with the SEC in which they sought to remove by written consent six of the seven members of Sunair’s current board of directors (except Charles P. Steinmetz) and replace them with their nominees.

On February 19, 2009, the Dissident Group filed a lawsuit in the Fifteenth Judicial Circuit in Palm Beach County, Florida against us, Coconut Palm and Coconut Palm, Inc. See “Coconut Palm Proxy Litigation” on page 15 for more detail about the litigation.

The Dissident Group filed three supplements to their information statement on February 25, March 6 and March 9, 2009. In the supplement filed on March 9, 2009, the Dissident Group listed the shareholders owning more than 50% of Sunair’s common stock who it expected to sign a written consent removing Sunair’s current board. Massey was listed as one of the shareholders who would sign the written consent.

On March 10, 2009, our board held a meeting to discuss certain issues relating to the lawsuit filed by the Dissident Group. Outside litigation counsel, Gunster, gave its analysis of the litigation filed by the Dissident Group.

On March 12, 2009, we filed a complaint in the Federal Court against the Dissident Group for violations of the federal securities laws. See “Coconut Palm Proxy Litigation” on page 15 for more information about this lawsuit.

On March 13, 2009, Massey filed an amendment to its Schedule 13D in which it reported that it had informed members of the Dissident Group that it did not expect to decide whether to execute the written consent to replace six of the seven members of the Sunair’s current board of directors until judicial determination had been made regarding the validity of the proxies granted by certain members of the Dissident Group to Coconut Palm.

On March 18, 2009, our board held a meeting and received an update on Hyde Park Capital’s progress in soliciting interest in acquiring the company. The board was advised that Hyde Park Capital had completed background materials of Sunair to present to potential investors. Management updated the board on recent revenue initiatives.

Beginning in late January and continuing into April 2009, Hyde Park Capital contacted 89 potential purchasers including 27 possible strategic acquirers and 62 possible financial acquirers to gauge their interest in entering into a transaction with us. Twenty seven potential buyers executed non-disclosure agreements, indicated an interest in a possible transaction with us and received an information package.

On May 20, 2009, our board held a meeting to review four indications of interest that Sunair had received from various bidders. Representatives from Hyde Park Capital summarized the results. The board after review of the bids rejected two of the bids, one due to the price and the second due to the contingencies of the bid. Our board then focused its discussion on the offers to buy Sunair from Massey and Company A. With respect to the Massey offer, the board remained concerned about its ability to obtain the financing necessary to complete a transaction. The board then discussed proceeding with an offer from Company A, which was for a higher price and contained no financing contingencies. However, Company A had conditioned its offer on having an exclusive right to conduct due diligence during a 30 day period. The board concluded the offer from

Company A was the superior offer. Sunair granted Company A an exclusive thirty (30) day period to complete its due diligence review of Sunair. On May 20, 2009, the Company signed a letter of intent with Company A providing a per share price range of $3.15 to $3.25 and no financing contingency.

On June 16, 2009, our board held a meeting to be updated on the recent developments relating to its consideration of potential offers to purchase Sunair. The negotiation exclusivity period with Company A expired on June 15, 2009, and Sunair was, therefore, free to negotiate with any other company. The board also discussed Sunair’s current share price and the effect an announced sale would have on the current price of its shares.

On June 25, 2009, a representative of Hyde Park Capital received a call from Company A stating they were not moving forward, but may have an interest in purchasing our lawn care operations only at a reduced price.

On June 30, 2009, our board held a meeting to discuss the status of the sale process. Company A had let its exclusivity period expire. We had granted Company A additional time to conduct its due diligence even after the expiration of its exclusivity period. Company A had informed us that it was not interested in purchasing the entire business but did state that it may be interested in purchasing our lawn care operations only. Our board concluded any decision to sell only our lawn operations would severely and detrimentally affect the business and was not a viable alternative. Our board then discussed speaking to Massey about its continued interest. The directors discussed whether Massey was still interested in acquiring Sunair. A representative of Hyde Park Capital was asked to contact Massey to see if it was still interested in considering an acquisition of Sunair. The Hyde Park Capital representative spoke to the Massey group on June 30 and July 2, 2009.

On July 9, 2009 Sunair received a further indication of interest from Massey which included a price of $2.75 per share, a financing condition, a $4 million deposit made up of stock and cash and the request for an exclusive due diligence period.

On July 13, 2009, our board held a meeting attended by legal counsel and a representative of Hyde Park Capital to discuss the interests of potential investors in acquiring Sunair and was informed that our negotiations with Company A had ended. The history of the negotiations with Massey was recapped, including the review of the July 9, 2009 indication of interest. The representative of Hyde Park Capital reviewed the value of Sunair using various metrics. The board approved a motion for us to continue talks with Massey and a representative of Hyde Park was authorized to tell Massey that it had been granted a 30-day due diligence exclusivity period commencing immediately. The Hyde Park representative was instructed to restate the board’s issues with respect to Massey’s offer.

On July 27, 2009, we sent Massey a draft of a merger agreement. We received comments from Massey’s counsel on August 3, 2009. These comments primarily related to the deposit, the treatment of stock options, termination of the merger agreement and D&O insurance.

On August 11, 2009, Massey obtained commitments letters from SunTrust Bank, M&I Bank and AEA Mezzanine to finance the merger.

On August 12, 2009, Massey sent us copies of these commitment letters. On August 13, 2009, Hyde Park Capital spoke with these financial institutions to confirm the terms of the financing.

On August 17, 2009, our board held a meeting to be updated on the recent developments involving a potential sale of Sunair to Massey. Mr. Rochon summarized recent events, including discussions between the parties since the last board meeting, our delivery to Massey of a draft of a merger agreement on July 27, 2009, comments to the draft from Massey’s counsel received on August 3, 2009, and a letter dated August 12, 2009 to Hyde Park Capital which included commitment letters from financial institutions to finance the transaction. Mr. Rochon reviewed the material open issues remaining including the price per share of $2.75, continuation of D&O insurance, treatment of Sunair’s options, the deposit, which was still made up of stock and cash, and timing of the transaction. The board concluded that we should continue negotiations with Massey to seek among things a deposit of all cash.

Since August 17, 2009, the parties have worked to complete Massey’s due diligence, complete the schedules to the merger agreement and negotiate a definitive agreement.

On September 19, 2009, we informed Massey that the primary issues to complete the merger agreement were the terms of the deposit and D&O insurance. Our counsel had several telephone calls with Massey’s counsel and Mr. Rochon had discussions with Harvey L. Massey during the afternoon and evening of September 19, 2009, and the parties were able to reach agreement over these terms. Massey agreed that the deposit would be all cash and non-refundable (i) if it failed to close the merger agreement within 150 days after signing the merger agreement because of the failure of Massey to satisfy its obligations under the merger agreement or (ii) if it breached any of its representations and warranties which prevented it from closing, provided that Sunair was not in breach of any of its obligations under the merger agreement. Massey also agreed that there would be no monetary limit on its indemnification obligations to Sunair’s former officers and director after the closing.

On September 22, 2009, we distributed a revised draft of the merger agreement. During the next several days, we discussed severance payments to our officers. With respect to the severance payments, Massey advised us that it would notify us prior to closing if it wanted any officers to resign prior to closing. Massey agreed it would pay at closing all amounts due to the officer under his employment or retention agreement, if the officer agreed to waive the 60 day notice period. If an officer did not agree to waive the notice period, Massey agreed to make payments post closing in accordance with the terms of the employment or retention agreement. Massey insisted that the termination fee be increased because of the extensive out-of-pocket costs that it had incurred in the due diligence process. We agreed to increase the amount of the termination fee payable to Massey to $2.75 million, if we terminate the merger agreement on or before November 15, 2009 if we receive a superior acquisition proposal. If we terminate the merger agreement after November 15, 2009, because we receive a superior acquisition proposal, the amount of the termination fee is equal to $2.75 million plus the actual cost of lender’s fee paid by Massey to extend the termination date of the financing letters beyond November 15, 2009, or to close on such financing up to a maximum of $3.5 million.

On September 25, 2009, we circulated a revised draft of the merger agreement to Massey.

On September 27, 2009, a joint telephonic meeting of the special committee and the board of directors was held at which representatives from Akerman and Hyde Park Capital (for a portion of the meeting) were present. At this meeting, Mr. Rochon and representatives from Akerman and Hyde Park Capital advised the board of directors on the status of Sunair’s discussions with Massey and updated the board on the events that had occurred since the board’s last meeting. Mr. Rochon reviewed the key business issues in the deal: (i) the purchase price of $2.75 per share, (ii) the cash deposit of $4 million, (iii) the circumstances where the deposit would be returned to Massey or advanced to Sunair, and (iv) D&O insurance after the closing.

Representatives of Akerman reviewed with the board the final terms of the proposed merger agreement, and further discussed the board’s fiduciary duties. Also at this meeting, representatives of Hyde Park Capital reviewed with the board Hyde Park Capital’s financial analysis of the merger consideration, and upon the request of the board rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 28, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be offered to Sunair’s shareholders was fair, from a financial point of view. A copy of Hyde Park Capital’s written opinion dated September 28, 2009, describing the assumptions made, matters considered and review undertaken by Hyde Park Capital is attached to the proxy statement as Annex B.

Following additional discussion and deliberation, the board took a recess so the special committee could meet. The members of the special committee considered the adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Charles P. Steinmetz abstained from voting on the approval of the merger agreement. Robert C. Griffin, the chairman of the special committee and Arnold Heggestad, voted in favor of approving the merger agreement, the merger and the transactions contemplated thereby. The special committee adjourned its meeting.

The board of directors reconvened their meeting and Robert C. Griffin, the chairman of the special committee informed the board that the special committee had voted in favor of approving the merger agreement, the merger and the transactions contemplated thereby with two votes in favor of the proposal and one director, Charles P. Steinmetz had abstained from voting on the proposal. The full board then took a vote on the approval of the merger agreement, the merger and the transactions contemplated thereby. Mario C. Ferrari, Richard C. Rochon and Charles P. Steinmetz abstained from voting on the approval of the merger agreement. Joseph S. DiMartino, Robert C. Griffin, Arnold Heggestad, and Stephen P. Oppeneheim voted in favor of approving the merger agreement, the merger and the transactions contemplated thereby.

On September 28, 2009, we executed the definitive merger agreement with Massey. Early the next morning on September 29, 2008, we issued a press release announcing the merger transaction. We filed a Form 8-K disclosing the execution of the merger agreement on October 1, 2009 and attached a copy of the definitive merger agreement as an exhibit.

Reasons for the Merger

Our board, acting with the assistance of our management and legal and financial advisors and the recommendations of the special committee, evaluated Massey’s proposal, including the terms and conditions of the merger agreement. Three of our directors, Mario B. Ferrari, Richard C. Rochon and Charles B. Steinmetz have abstained from voting on the merger agreement. After careful deliberation at the September 27, 2009 meeting described above under “Background of the Merger,” the board members voting on the merger agreement, determined that the merger agreement is in the best interests of Sunair and its shareholders. Joseph S. DiMartino, Robert C. Griffin, Arnold Heggestad and Steven P. Oppenheim voted in favor of the merger agreement. In reaching this determination, our board considered the following factors and potential benefits of the merger agreement, each of which our board believes supported its decision:

•	the $2.75 per share merger consideration represents a premium of approximately 47% to the closing price of our common stock on September 25, 2009, the last full trading day before the announcement of the signing of the merger agreement;

•	the fact that the merger consideration of $2.75 per share was achieved through a competitive, multi-party process and produced a transaction on price and terms that, in our board’s judgment, was more favorable than any other definitive offer received by us from any other potential acquirer;

•	our board’s belief that the merger is more favorable to our unaffiliated shareholders than the alternative of remaining a shareholder in a public company;

•	the ability of our board to change its recommendation with respect to the merger and to terminate the merger agreement upon the payment of a termination fee of $2.75 million to a maximum of $3.5 million, to Massey, should we receive an unsolicited proposal that our board determines to be a superior acquisition proposal and concurrently enter into a definitive acquisition agreement for a superior acquisition proposal;

•	the fact that Massey received a commitment for a $33 million senior credit facility from SunTrust, M&I Bank and a commitment for additional financing of up to $20 million from AEA Mezzanine to complete the merger;

•	Massey, which is a party to the merger agreement, is not a shell entity but is an entity that operated in Florida for many years, with substantial operations and assets;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders;

•	the fact that, although at various times over the past several years, our stock price traded in excess of $2.75 per share, our board believed it was unlikely that our stock would trade in excess of $2.75 per share for an extended period in the foreseeable future; and

•	the opinion, dated September 28, 2009, of Hyde Park Capital to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the merger by holders of our common stock (other than excluded holders), as more fully described under the caption “Opinion of Hyde Park Capital.”

Our board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of our company;

•	the fact that any gains realized from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Massey, which could impair our prospects as an independent company if the merger is not completed;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•	the lack of availability of appraisal rights under applicable law to holders of our common stock in connection with the merger;

•	the possibility of significant costs, delays and non-completion of the merger resulting from seeking the regulatory approvals necessary for the completion of the merger or non fulfillment of the closing condition, including Massey’s failure to obtain financing to close the merger;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay Massey a termination fee of $2.75 million to a maximum of $3.5 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger; and

•	the interests of our executive officers and directors in the merger that may be different or in addition to the interests of our shareholders generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion summarizes the material factors considered by our board in its consideration of the merger, but it is not intended to be exhaustive. After considering these factors, our board concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board, our board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. Our board approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

On September 27, 2009, after evaluating, with the assistance of our management and legal and financial advisors and the various business, financial and market factors described above, and after due discussion and consideration of the recommendations of the special committee, our board determined that the merger is in the best interest of Sunair and our shareholders and approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD

OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF SUNAIR VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Hyde Park Capital

Sunair retained Hyde Park Capital to act as its financial advisor in connection with the merger. In connection with Hyde Park’s engagement, Sunair requested that Hyde Park Capital evaluate the fairness, from a financial point of view, of the $2.75 per share consideration to be received in the merger by holders of Sunair common stock (other than Massey). On September 27, 2009, at a meeting of our board of directors held to evaluate the proposed merger, Hyde Park Capital rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 28, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by holders of Sunair common stock (other than Massey) was fair, from a financial point of view, to such holders.

The full text of Hyde Park Capital’s written opinion, dated September 28, 2009, to our board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex B and is incorporated by reference, in its entirety, into this proxy statement. Hyde Park Capital’s opinion was provided to our board of directors for its information in connection with its evaluation of the merger consideration. The opinion addresses only the fairness of the consideration provided for in the merger from a financial point of view, does not address any other aspect of the proposed merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Hyde Park Capital reviewed the merger agreement and certain publicly available business and financial information relating to Sunair. Hyde Park Capital also reviewed certain other information relating to Sunair provided to or discussed with Hyde Park Capital by Sunair, including financial forecasts relating to Sunair and certain industry and business sensitivities to such forecasts prepared by Sunair’s management, and met with Sunair’s management to discuss Sunair’s business and prospects. Hyde Park Capital also considered certain financial and stock market data of Sunair, and compared that data with similar data for other publicly held companies in businesses Hyde Park Capital deemed relevant in evaluating Sunair, and Hyde Park Capital considered, to the extent publicly available, the financial terms of certain other transactions which had been effected or announced. Hyde Park Capital also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Hyde Park Capital did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Sunair that Hyde Park Capital used in its analyses, Sunair’s management advised Hyde Park Capital, and Hyde Park Capital assumed, with Sunair’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Sunair’s management as to Sunair’s future financial performance both before and after giving effect to certain industry and business sensitivities referred to in the preceding paragraph. Hyde Park Capital also assumed, with Sunair’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Sunair or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Hyde Park Capital was not requested to, and did not, make an independent evaluation or appraisal of Sunair’s assets or liabilities, contingent or otherwise, and Hyde Park Capital was not furnished with any such evaluations or appraisals.

Hyde Park Capital’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to the holders of Sunair common stock of the consideration to be received in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to any fees or compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Hyde Park Capital’s opinion was approved by Hyde Park Capital’s authorized internal committee. Hyde Park Capital’s opinion was based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty and Hyde Park Capital expressed no view as to the impact of such volatility and uncertainty on Sunair or the merger. Hyde Park Capital’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Sunair, nor did it address the underlying business decision of Sunair to proceed with the merger.

In preparing its opinion to the board of directors, Hyde Park Capital performed a variety of financial and comparative analyses, including those described below. The summary of Hyde Park Capital’s analyses described below is not a complete description of the analyses underlying Hyde Park Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Hyde Park Capital arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Hyde Park Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Hyde Park Capital considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Sunair’s control. No company, transaction or business used in Hyde Park Capital’s analyses is identical or directly comparable to Sunair or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Hyde Park Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Hyde Park Capital’s analyses are inherently subject to substantial uncertainty.

Hyde Park Capital was instructed by the board of directors to solicit interest in Sunair from potential strategic and financial buyers. Hyde Park Capital considered its experience marketing Sunair for sale, and specific feedback from potential buyers during the marketing process regarding valuation and pricing, in connection with rendering its fairness opinion.

The decision to enter into the merger agreement was solely that of the Sunair board of directors. Hyde Park Capital’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Sunair’s board of directors or management with respect to the merger or the merger consideration.

Total Consideration

Based on the Massey offer of $2.75 cash per share, Hyde Park Capital calculated an implied value for total consideration paid by Massey to Sunair shareholders of $36.3 million in equity value and $54.5 million in enterprise value. Equity value was derived by the $2.75 per share consideration per common share of $36.0 million in addition to the $2.75 per share for approximately 323,000 in-the-money options at a $1.80 weighted-average strike price ($0.3 million). Enterprise value was determined by adding the implied total equity value to the sum of (i) the long term debt of $11.6 million, (ii) the current portion of long term debt of $4.0 million, and (iii) the net working capital deficit of $2.6 million.

Premiums Paid Analysis

Hyde Park Capital compared the premiums paid by acquirors on other comparable public company mergers and acquisitions during 2007, 2008 and 2009 year-to-date (“YTD”) to the premium paid to Sunair shareholders.

•	The premiums paid over the closing share price before announcement for public companies headquartered in the United States that were acquired for between $10 million and $1 billion in majority transactions.

Public Company Transactions — Purchase Price Premiums

Period	Sample Size	Premium 1-Day	Premium 1-Week	Premium 30-Day

YTD 2009	52	43.3%	46.8%	58.1%
2008	19	40.7%	40.0%	36.1%
2007	33	26.0%	29.3%	34.2%
Avg. Premium		36.7%	38.7%	42.8%
SNR Premium		51.1%	48.3%	48.2%

Sunair Valuation

Hyde Park Capital calculated an indicated valuation range for Sunair based on multiple valuation methodologies including comparable company analysis, precedent transaction analysis, and discounted cash flow analysis, each as more fully discussed below. Hyde Park Capital utilized the average enterprise value range derived from this approach to arrive at an indicated equity value range of between approximately $31.1 million to approximately $33.9 million. The indicated equity value range derived for Sunair implied an indicated equity value range per share of between approximately $2.37 to $2.59, based on 13.1 million common shares outstanding.

Sunair Comparable Companies Analysis

A comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Sunair with respect to type of business and revenue model, industry, operating sector, size and target customer base. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Hyde Park Capital calculated multiples of enterprise value to fiscal year 2008, June 2009 trailing-twelve-months (TTM), and fiscal year 2009 projected revenue and EBITDA and considered certain financial data for selected companies that provide lawn and/or pest control services. Hyde Park Capital then applied those multiples to Sunair’s company specific data. None of the comparable companies have characteristics identical to Sunair and all of the comparable public companies are significantly larger in size and scale and have better operating margins and higher revenue growth rates. Because of these factors, Hyde Park Capital ascribed a 20% discount to the multiples of the public comparable companies.

The selected public companies used were:

•	Rentokil Initial, plc;

•	The Scotts Miracle-Gro Co.;

•	Rollins, Inc.

This selected companies analysis indicated the following:

Multiple Description	Low		High

Enterprise Value as a Multiple of:
2008 Revenue	1.1	x	1.2	x
2008 EBITDA	9.0	x	9.6	x
TTM Revenue	1.1	x	1.2	x
TTM EBITDA	8.2	x	8.3	x
2009E Revenue	1.1	x	1.2	x
2009E EBITDA	8.1	x	8.1x

Hyde Park Capital applied multiple ranges based on this selected companies analysis to corresponding financial data for Sunair, including estimates provided by Sunair’s management. This selected companies analysis indicated an implied reference enterprise value range of $39.9 million to $42.9 million, an equity value of $24.6 million to $27.6 million and a per share value of $1.88 to $2.11.

Sunair Precedent Transactions Analysis

A precedent transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Sunair. Information typically is not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquiror. As a result, the selected precedent transaction analysis is typically limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Hyde Park Capital calculated multiples of enterprise value to the nearest trailing-twelve-months revenue at the transaction date based on the purchase prices paid in six selected publicly-announced transactions. These target companies share similar characteristics, however, none of the target companies in the precedent transactions have characteristics identical to Sunair.

The selected transactions (and date of announcement) were:

Target	Acquiror	Date of Announcement

Island Environmental Services, Inc	General Environmental Management, Inc.	August 2008
HomeTeam Pest Defense, Inc.	Rollins, Inc.	February 2008
Southern Management Company	ABM Industries, Inc.	January 2008
Presto-X Company	Rentokil Initial, plc	August 2007
ServiceMaster Co.	Clayton, Dubilier, & Rice, Inc.	March 2007
J.C. Ehrlich Co., Inc.	Rentokil Initial, plc	January 2006

This selected transactions analysis indicated the following:

Multiple Description	Low		High		Mean		Median

Enterprise Value as a Multiple of:
TTM Revenue	0.7	x	1.6	x	1.2	x	1.1	x
TTM EBITDA	12.8	x	12.8	x	12.8	x	12.8x

Hyde Park Capital applied multiple ranges based on this selected transactions analysis to corresponding financial data for the above mentioned businesses. This selected transactions analysis indicated an implied reference range enterprise value of $46.1 million to $48.0 million, an equity value of $27.9 million to $29.7 million and a per share price of $2.13 to $2.27.

Sunair Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Hyde Park Capital calculated the net present value of the unlevered, after-tax cash flows based on estimates provided by Sunair’s management. In performing this analysis, Hyde Park Capital used the weighted average cost of capital for Sunair as the risk adjusted discount rate. Hyde Park Capital calculated a terminal value by using a terminal Revenue multiple of 1.1x to 1.2x, consistent with the comparable transaction analysis referenced previously. This discounted cash flow analysis indicated an implied reference range enterprise value for Sunair of approximately $61.8 million to $65.6 million, equity value range of $43.6 million to $47.4 million and a per share value range of $3.33 to $3.62.

Summary

Based on its combined analyses of Sunair, Hyde Park Capital determined an implied reference range enterprise value of Sunair of $49.3 million to $52.2 million, an equity value range of $31.1 million to $33.9 million, and an implied price per share of $2.37 to $2.59. This compares favorably to the consideration offered to Sunair shareholders of $2.75 per share. Additionally, the premiums received by Sunair shareholders to its 1-day, 1-week, and 1-month share price of 51.1%, 48.3%, 48.2%, respectively; are higher than the median transaction premiums received in comparable transactions since January 1, 2007. Finally, the offer price of $2.75 per share was superior to and significantly higher than any other purchase offer received by Sunair at the conclusion of its direct marketing of Sunair for potential sale.

Other Matters

Sunair selected Hyde Park Capital to act as its financial advisor in connection with the merger based on Hyde Park’s qualifications, experience, reputation and investment banking experience, pursuant to a letter agreement dated August 13, 2008. As part of its investment banking business, Hyde Park Capital regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and for other purposes. Sunair determined to use the services of Hyde Park Capital because it is a recognized investment banking firm that has substantial experience in these matters.

Sunair has agreed to pay Hyde Park Capital a customary fee for its financial advisory services in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Hyde Park Capital also will receive a fee upon the rendering of its fairness opinion. In addition pursuant to its engagement letter, Sunair has agreed to reimburse Hyde Park Capital for its reasonable expenses and to indemnify Hyde Park Capital and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

Goodwill Impairment

Sunair has concluded that in conjunction with the merger and the agreed upon purchase price, in accordance with Statement of Financial Accounting Standards 142 (“SFAS 142”) a goodwill impairment triggering event occurred in September 2009. SFAS 142 requires goodwill to be tested for impairment annually and more frequently if events or changes in circumstances indicate that an asset might be impaired. We test goodwill for impairment annually as of September 30, which is the last day of our fiscal year. Additionally, goodwill impairment is reviewed each quarter by management in connection with the preparation of our quarterly financial statements.

We entered into the merger agreement with Massey as of September 28, 2009. As of the date of the merger agreement, our book value per share was approximately $3.81 per share. We anticipate we will recognize an impairment to our goodwill as of September 30, 2009. The impairment amount will be approximately $14.2 million, which was determined by multiplying the per share purchase price of $2.75 by the number of shares on a fully diluted basis (13,396,838), which totals $36.8 million, plus the assumed liabilities of approximately $23 million, which totals approximately $59.8 million, minus the total assets of approximately $74 million, which totals ($14.2 million). The write down is a non-cash event and has no effect on our liquidity, cash flows, tangible capital ratios or operations.

In addition to our annual testing for impairment, management monitors changes in circumstances and financial results for potential impairment indicators. During each of the quarters in fiscal year 2009, after carefully considering many factors we determined that no indicators of impairment to our goodwill had occurred during the period prior to September 30, 2009, and therefore no impairment charges were recorded in the interim reporting periods.

Among the factors we reviewed during this period were Sunair’s decreased stock price. We concluded that Sunair’s share price was not a primary indicator of its value but more a result of depressed share prices generally caused by overall economic and market conditions. We also reviewed our financial results. We observed that notwithstanding our decrease in revenue for each period tested (approximately $5.4 million lower than revenue for fiscal year 2008) due to significant changes to the way we operated our business, Middleton’s EBITDA increased $2.2 million from $5.2 million in fiscal year 2008 to $7.4 million in fiscal year 2009, an increase of 41.7%. So although revenue was lower in 2009, cash flow and profitability increased significantly. See “Non-GAAP Financial Measures” below. Our financial results for fiscal 2009 have not been audited.

In addition, the Statement of Financial Accounting Standards 142, paragraph 28e provides that impairment testing shall be completed when there is a more-likely-than-not, expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of. In our case, the ongoing discussions with Massey and others brought into question whether the enterprise value of the reporting unit, Middleton, had incurred an impairment. During the time periods that we were discussing a possible transaction with Massey, including during each of the our quarters in fiscal year 2009, we concluded that due to several significant terms and conditions of the various bids from Massey, which were unacceptable to us, including a lack of committed financing and a lack of a nonrefundable deposit, we could not conclude that it was more likely than not that a transaction would occur and we therefore determined that no impairment to our goodwill had occurred during the periods prior to September 2009. During the fourth quarter of fiscal 2009, the proposal from Massey provided for committed financing, a nonrefundable deposit, and the parties reached agreement on other open issues, therefore making it more likely than not that a transaction would occur and that an impairment charge was necessary.

Non-GAAP Financial Measures

EBITDA is a Non-GAAP financial measure. EBITDA is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization. EBITDA has certain material limitations, including:

•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation is necessary element of our costs and ability to generate profits. In addition, because a significant portion of our assets consist of customer lists that were acquired in connection with our acquisitions of companies in the Lawn and Pest Control Services segment, amortization is necessary element of our costs and ability to generate profits. Therefore, any measure that excludes deprecation and amortization expense has material limitations; and

•	It does not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations.

We have included these non-GAAP financial measures, because we believe EBITDA is an indicator of the profitability and performance of our core operations and reflects the changes in our operating results. These Non-GAAP financial measures are not intended to be an alternative measure of operating income or gross profit margin as determined in accordance with generally accepted accounting principles. We compensate for these limitations by using Non-GAAP financial measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

A reconciliation of EBITDA to income from Middleton operations for the fiscal years ended September 30, 2008 and 2009 is shown below:

MIDDLETON PEST CONTROL, INC.

Reconciliation of Net Income to EBITDA
Fiscal Years Ended September 30, 2009* and 2008

	2009*	2008

Net Income	$6,412,298	$3,998,214

EBITDA addbacks:
Interest	340,014	418,692
Depreciation	818,579	855,906

Total EBITDA addbacks	1,158,593	1,274,598

EBITDA	$7,570,891	$5,272,812

*	The financial results for fiscal 2009 have not been audited.

Certain Effects of the Merger

If the merger and merger agreement are approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub, a wholly owned subsidiary of Massey created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will remain as the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a privately held wholly owned subsidiary of Massey.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Massey, Merger Sub or any direct or indirect wholly-owned subsidiary of Massey and Merger Sub) will be cancelled and converted into the right to receive $2.75 in cash, without interest and less any applicable withholding tax.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation. After the effective time of the merger, each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of the surviving corporation.

The merger agreement provides that, except as otherwise agreed to in writing by Massey and us, immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $2.75 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the option, whether or not then exercisable, without interest and less any applicable withholding tax. If the exercise price per share of the option is $2.75 or greater, the option will be cancelled and no cash payment will be made. The merger agreement provides that the surviving corporation will assume any outstanding warrants to purchase shares of Sunair’s common stock.

At the effective time of the merger, our shareholders will have the right to receive the merger consideration but will cease to have ownership interests in Sunair or rights as Sunair shareholders. Therefore, our shareholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act and is quoted on the American Stock Exchange under the symbol “SNR.” As a result of the merger, Sunair will be a wholly owned subsidiary of Massey, our common stock will cease to be quoted on the American Stock Exchange and there will be no public market for our common stock. In addition, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

Effects on Sunair if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the American Stock Exchange. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances we will be obligated to pay a termination fee of $2.75 million up to a maximum of $3.5 million to Massey upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see “The Merger — Termination Fee and Expenses.”

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Treatment of Stock Options

The merger agreement provides that, upon completion of the merger, each outstanding option to purchase shares of our common stock, including options held by our officers and directors, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of $2.75 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the option immediately prior to completion of the merger, without interest and less any applicable withholding taxes.

Based on the stock options held by our executive officers and directors on October 14, 2009, which have exercise prices of less than $2.75 per share, upon completion of the merger, our executive officers and directors will be entitled to receive cash payments (subject to required tax withholding) on account of such stock options as shown in the table below.

	Total Number
Name	of Options(1)	Cash Payment

Jack I. Ruff	50,000	$36,000
Edward M. Carriero, Jr.	40,000	$41,300
Joseph S. DiMartino	10,000	$10,950
Mario B. Ferrari	10,000	$10,950
Robert C. Griffin	25,000	$25,800
Arnold Heggestad, Ph.D.	10,000	$10,950
Stephen P. Oppenheim	10,000	$10,950
Richard C. Rochon	10,000	$10,950
Charles P. Steinmetz	10,000	$10,950

Total	$175,000	$168,800

(1)	This table includes options held by our executive officers and directors which have exercise prices equal to or less than $2.75 per share.

Change of Control Provisions in Employment and Retention Agreements

We have agreed to use our best efforts to obtain and deliver to Massey resignations of the officers that it has selected for resignation at the closing of the merger agreement. To the extent that any officer selected for resignation has an employment or retention agreement with Sunair or Middleton, this termination shall be deemed to be a termination by Sunair or Middleton “without good cause” or a termination “other than for cause,” and all amounts due for salary, reimbursement, vacation pay, severance pay or other amounts due under the agreements will be paid at closing if the officer waives the sixty (60) day notice period for termination under the employment or retention agreement. If the officer does not waive the notice period, the payments will be made post closing in accordance with the terms of the employment or retention agreement. In the event that Massey does not select an officer of Sunair or Middleton for resignation or such officer does not waive the notice provisions, Massey shall cause the surviving corporation to honor such agreements.

We have employment agreements with Jack I. Ruff, our Chief Executive Officer, Edward M. Carriero, our Chief Financial Officer and a retention agreement with Jeffrey Buhler, our Vice President of Operations. The agreements provide for severance payments in the event of a termination of the executive’s employment (i) by us “without cause,” (ii) by the executive for “good reason” or (iii) after a “change in control” in certain situations (as such terms are defined in the respective agreements). A “change-in-control” under the employment and retention agreements will occur upon completion of the merger.

If we terminate the employment of Mr. Ruff without good cause or if Mr. Ruff terminates his employment with good cause, we are required to pay Mr. Ruff severance compensation equal to (i) one year’s salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date and (ii) the cost of premiums for any company sponsored insurance policy (or the cash equivalent) for one year. If Mr. Ruff terminates his employment for good cause within nine (9) months of a change in control, then Mr. Ruff will be entitled to the severance compensation equal to (i) one year’s salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date and (ii) the cost of premiums for any company sponsored insurance policy (or the cash equivalent) for one year. All payments will be made in the manner and at such times as the salary otherwise would have been payable to Mr. Ruff if he had continued to be employed by Sunair. Upon a change in control, any unvested stock options previously granted to Mr. Ruff will automatically vest.

If we terminate Mr. Carriero’s employment agreement without good cause or Mr. Carriero terminates his employment agreement with good cause, we are required to pay Mr. Carriero a severance payment equal to one years salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date. If Mr. Carriero terminates his employment with us for good cause within one year after a change in control, Mr. Carriero will be entitled to severance compensation equal to one year’s salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date. All payments will be made in the manner and at such times as the salary otherwise would have been payable to Mr. Carriero if he had continued to be employed by Sunair. Upon a change in control, any unvested stock options previously granted to Mr. Carriero will automatically vest.

If we terminate Mr. Buhler’s employment agreement without good cause or Mr. Buhler terminates his employment agreement for good reason within one year after a change of control (the “retention period”), we are required to pay Mr. Buhler (i) a bonus equal to one hundred percent of his current annual base salary, and (ii) the cost of medical and dental benefits (less any employee contribution), for a period of twelve months multiplied by a fraction, which shall be made up of a numerator containing the number of partial and full months remaining the retention period, at the time of such termination and the denominator shall be twelve. Upon a change of control, any unvested stock options previously granted to Mr. Buhler will automatically vest.

Potential Payments under Employment or Retention Agreements

Assuming the completion of the merger on December 14, 2009, and assuming the termination of each officer’s employment by Massey without cause or by the officer for good reason immediately following the completion of the merger, such officer will receive the following estimated cash severance payments pursuant to the terms of his agreement (before any applicable withholding taxes):

		Equity Acceleration	Other Benefit
Name of Executive	Cash Value(1)	Value(2)	Value(3)	Total

Jack I. Ruff	$350,000	$36,000	$21,434	$407,434
Edward M. Carriero, Jr.	$200,000	$33,875	$-0-	$233,875
Jeffrey Buhler	$150,000	$11,813	$5,200	$167,013
All executive officers and officer as a group (3 persons)	$700,000	$81,688	$26,634	$808,322

(1)	Represents salary payments for one year.

(2)	Represents the value of stock options that are accelerated and automatically vested based on a change of control and the per share merger consideration of $2.75 per share.

(3)	Represents payments for health care benefits.

Payment of Transaction Fee to RPC

We entered into a management services agreement (“Management Services Agreement”) with RPC on January 7, 2008, effective as of February 7, 2008, for a period of three years, which superseded and replaced a prior management services agreement. Richard Rochon, our Chairman, Mario Ferrari, our Vice Chairman and Jack Ruff, our Chief Executive Officer, are affiliates of RPC. The Management Services Agreement provides that RPC shall receive a transaction fee equal to 2% of the aggregate consideration (as defined in the Management Services Agreement) received in the merger transaction. Sunair, Massey and RPC have agreed that RPC will receive a transaction fee equal to two percent (2%) of Sunair’s enterprise value, which is determined by using the most recently available financial statements of Sunair at the closing. Enterprise value is determined by adding the value of the options plus the number of shares outstanding x $2.75, plus the current portion of all notes payable and capital leases, plus the long term portion of all notes payable and capital leases, plus or minus working capital. Based on Sunair’s financial statements as of June 30, 2009, RPC would have received a transaction fee equal to $1,090,386.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that Massey will indemnify and hold harmless all past and present officers and directors of Sunair to the fullest extent permitted by applicable law and Sunair’s articles of incorporation and bylaws, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the effective time of the merger. In addition, prior to the closing, Sunair will purchase a six year prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time for six years from the effective time.

No Appraisal or Dissenters’ Rights

Appraisal rights, also known as dissenters’ rights, allow shareholders who object to a major corporate transaction to elect to receive the fair value of their shares in cash rather than continue as shareholders of the corporation. Under Section 607.1302 of the Florida Business Corporation Act, appraisal rights are accorded to shareholders in substantial corporate matters such as: (i) a merger to which a corporation is a party if shareholder approval is required; (ii) a share exchange to which a corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange; (iii) a disposition of assets other than in regular course of business if the shareholder is entitled to vote on the disposition; (iv) any amendment to the articles of incorporation, merger, share exchange, or disposition of assets other than in regular course of business to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors; or (v) with regard to certain classes of shares issued prior to October 1, 2003, any amendment to a corporation’s articles of incorporation that would adversely affect certain enumerated shareholder rights, if the shareholder is entitled to vote on the amendment.

The restrictions of Section 607.1302 do not apply if the shareholders own shares of an issuer which is listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Accordingly, since Sunair is listed on the American Stock Exchange, our shareholders will not have the opportunity to dissent from the transaction or to receive an agreed or judicially appraised value for their shares of common stock.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the American Stock Exchange and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of Sunair stock whose shares of Sunair stock are converted into the right to receive cash in the merger. The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shares of Sunair stock held as capital assets, and does not address the tax consequences that may be relevant to holders of Sunair stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States holders (as defined below) whose functional currency is not the U.S. dollar, or holders who hold Sunair stock through pass-through entities, as part of a hedge, straddle or conversion transaction, holders deemed to sell Sunair stock under the constructive sale provisions of the Internal Revenue Code, holders who exercise appraisal rights, or holders who acquired Sunair stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this summary, a United States holder means a beneficial owner of Sunair stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of Sunair stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership.

Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term non-United States holder refers to any beneficial owner of Sunair stock other than a United States holder.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Sunair stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders.  The receipt of cash by a United States holder for shares of Sunair stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder who receives the merger consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Sunair stock converted to cash in the merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of Sunair stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Sunair stock has been held for more than one year as of the effective time of the merger. The deductibility of capital losses is limited. A United States holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the tax implications of the merger.

Cash consideration received by a non-corporate United States holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

Non-United States Holders.  A non-United States holder that receives cash for shares of Sunair stock pursuant to the merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder, subject to an applicable treaty providing otherwise or (iii) such holder’s shares constitute a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

If you are a non-United States holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains.

If you are a non-United States holder and your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as U.S. shareholders. Non-United States holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments. However, an individual who is present in the United States for 183 days or more in the taxable year will typically be a resident of the United States and not a non-United States holder.

Sunair believes that its shares do not constitute a “United States real property interest” for U.S. federal income tax purposes.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-United States holder for Sunair stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service, or IRS. To avoid backup withholding, a tendering non-United States holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

Except for the filing of articles of merger in Florida at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub, a Florida corporation and wholly owned direct subsidiary of Massey, will be merged with and into Sunair. As a result of the merger, the separate corporate existence of Merger Sub will cease and Sunair will continue as a direct wholly owned subsidiary of Massey.

Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida or at such later time as is agreed upon by Massey and us and specified in the articles of merger in accordance with Florida law.

The closing of the merger will occur on the fifth business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and Massey. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and Massey will satisfy or waive all the conditions to the merger.

Articles of Incorporation and Bylaws

The articles of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety at the effective time of the merger to be identical to the articles of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will continue to be Sunair Services Corporation, until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive $2.75 in cash, without interest. The following shares of common stock will not receive the $2.75 per share merger consideration, all of which shares will be automatically cancelled without any payment of consideration with respect thereto: shares held by Massey, Merger Sub or any direct or indirect wholly owned subsidiary of Massey or Merger Sub immediately prior to the effective time of the merger.

Massey and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock or stock options such amounts for taxes that it is required to deduct and withhold with respect to making such payment under all applicable tax laws.

Effect on Stock Options

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock, whether or not then exercisable, will be cancelled by us and will no longer be outstanding. In consideration for such cancellation, the holder will be entitled to receive, promptly following the effective time of the merger, a cash payment, without interest, from Massey in an amount (if any) equal to the product of (i) the number of shares of our common stock subject to such stock option, whether or not then exercisable, and (ii) the excess, if any, of $2.75 per share over the per share exercise price of the stock option, reduced by any income or employment tax required to be withheld with respect to such payment.

Effect on Warrants

We currently have warrants outstanding to purchase an aggregate of 6 million shares of our common stock, at a price of $6.30 per share for 1 million warrants and $7.00 per share for 5 million warrants, which expire on dates ranging from February 7, 2010 through January 27, 2011. Massey has agreed to assume these warrants and at the effective time each outstanding and unexercised warrant shall be assumed by the surviving corporation on the same terms and conditions. If a warrant holder exercises a warrant after the merger is closed, the surviving company has made provision so that the holder upon exercise of all or any part of the holder’s warrant by paying the exercise price specified in the warrant agreement, either $6.30 per share or $7.00 per share, shall be entitled to receive upon such exercise, the cash, $2.75 per share, that such warrant holder would have been entitled to receive if such warrant holder had exercised the warrant prior to the closing.

Procedures for Surrender of Certificates and Receipt of Merger Consideration

As soon as practicable after the consummation of the merger, the paying agent will mail to each holder of record of a certificate or certificates that, immediately prior to the consummation of the merger, represented outstanding shares of Sunair common stock subsequently converted into the right to receive $2.75 in cash, a letter of transmittal that will contain instructions for use in effecting the exchange of the certificates.

Upon surrender to the paying agent of a certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such certificate will be entitled to receive in exchange a check representing the applicable amount of cash that such holder has the right to receive and (ii) the surrendered certificate will be canceled.

In the event of a transfer of ownership of shares of Sunair common stock that is not registered in the transfer records of Sunair, the appropriate amount of the merger consideration may be paid to a transferee if the certificate representing such shares of Sunair common stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Massey or the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement to any holder of shares of Sunair common stock or stock options such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Representations and Warranties

The merger agreement contains representations and warranties made by the parties solely for the benefit of each other and for the purposes of the merger agreement. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations as agreed by Sunair and Massey in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocation of risk between the respective parties rather than establishing matters as facts. For the forgoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties of Sunair related to, among other things:

•	Organization and Qualification, Subsidiaries

•	Articles of Incorporation and Bylaws

•	Capitalization

•	Authority Relative to this Agreement

•	No Conflict, Required Filings and Consents

•	Permits, Compliance

•	Financial Statements and Undisclosed Liabilities

•	Absence of Certain Changes or Events

•	Absence of Litigation

•	Employees; Employee Benefit Plans

•	Real Property, Title to Assets

•	Intellectual Property

•	Taxes

•	Environmental Matters

•	Material Contracts

•	Insurance

•	Board Approval, Vote Required

•	Brokers

•	Condition of Assets

•	Bank Accounts, Letters of Credit, Power of Attorney

•	No Other Representations or Warranties

Several of Sunair’s representations and warranties contained in the merger agreement are qualified by reference to whether the item in question has or would reasonably be expected to have a Company Material Adverse Effect. The merger agreement defines “Company Material Adverse Effect,” as any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of Sunair and its subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of Sunair to perform its obligations under the merger agreement, other than (i) the occurrence of any or all of the changes or events described in Sunair’s disclosure schedule, and (ii) those reasonably resulting solely from the execution of the merger agreement, the observance of its terms, or the announcement of the consummation of the merger, including but not limited to any adjustments to Sunair’s intangible assets.

The representations and warranties of Massey and Merger Sub related to, among other things:

•	Corporate Organization

•	Articles of Incorporation and Bylaws

•	Authority relative to this Agreement

•	No Conflict; Required Filings and Consents

•	Absence of Litigation

•	Operations of Merger Sub

•	Brokers

•	Information Supplied

•	Board and Shareholder Determinations

•	No Parent Stockholder Vote

•	Financing Letters

Several of Massey and Merger Sub’s representations and warranties contained in the merger agreement are qualified by reference to whether the item in question has or would reasonably be expected to have a material adverse effect individually or in the aggregate prevents or materially delays consummation of the merger or otherwise prevents or materially prevents Massey and Merger Sub from performing their obligations under the merger agreement.

Conduct of Business by Sunair Prior to Consummation of the Merger

Sunair agrees that prior to the consummation of the merger, unless Massey agrees in writing, Sunair will and will cause each of its subsidiaries to (i) conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice and in compliance in all material respects with applicable law, (ii) use its reasonable best efforts to preserve substantially intact its business organizations, and (iii) preserve the assets and properties of Sunair and its subsidiaries in good repair and condition, in each case in the ordinary course of business in a manner consistent with past practice.

Further, except as previously disclosed to Massey, Sunair agrees that until the consummation of the merger, it will not and will cause each of its subsidiaries not to, among other things:

•	amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;

•	issue shares of capital stock or instruments convertible into shares of capital stock, except for the issuance of shares of common stock upon the exercise of any outstanding stock options or warrants of Sunair as of the date of the merger agreement;

•	declare or pay dividends or make any other distributions with respect to any shares of capital stock;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of Sunair or any of its subsidiaries;

•	(i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (including assets or accounts from suppliers, vendors or dealers) in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing leased properties in the ordinary course of business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing subsidiaries;

•	(i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation for employees in the ordinary course of business and in a manner consistent with past practice, except for the payment of bonuses to employees relating to bonus, incentive plans or employment agreements as in effect on the date of the merger agreement and except for the renewal of such bonus or incentive plans in the ordinary course of business consistent with past practices if such plans can be terminated without penalty at the effective time (other than for the payment of incentive compensation or bonus compensation earned at the time of such termination); provided, however, in no event shall bonuses of stock, stock options, stock appreciation rights or any items whose value is tied to the stock price of the Company be awarded pursuant to such plans; (ii) grant any retention, severance or termination pay (other than pursuant to the severance policy of Sunair or any of its subsidiaries as in effect on the date hereof which are identified on disclosure schedule) to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of Sunair or of any subsidiary; (iii) establish, adopt, enter into, terminate or amend any plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of the merger agreement for the benefit of any director, officer or employee except as required by law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of Sunair or its subsidiaries;

•	make any change (or file for such change) in any method of tax accounting;

•	revoke, change, file, amend, settle or comprise any taxes or tax returns;

•	waive, release settle or comprise any pending threatened litigation, proceeding or investigation;

•	other than in the ordinary course of business and in a manner consistent with past practice, (i) enter into, amend, modify or consent to the termination of any material contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) Sunair or any subsidiary’s rights thereunder; provided, however, in no event shall the Management Services Agreement between Sunair and RPC be amended or modified, even if such amendment or modification is in the ordinary course of business and consistent with past practice;

•	make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

•	fail to maintain in full force and effect the existing insurance policies covering Sunair and its subsidiaries and their respective properties, assets and businesses;

•	enter into, amend, modify or consent to the termination of any contract that would be a material contract or transaction that would be required to be set forth in the disclosure schedules as if in effect on the date of the merger agreement;

•	repurchase, repay or incur any indebtedness (other than in connection with the lease of new vehicles or letters of credit in the ordinary course of business) or make any loans or advances, or grant any security interest in any of its assets, except for repayments of indebtedness, in amounts and at times determined by Sunair in its discretion, under that certain credit agreement dated as of June 7, 2005, as amended, among Sunair and Wachovia Bank, National Association, and except in the ordinary course of business and consistent with past practice;

•	file any insurance claim except in the ordinary course of business and consistent with past practice; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Other Covenants under the Merger Agreement

Proxy Statement and Shareholders Meeting

We have agreed to file a proxy statement with the SEC as promptly as practicable after signing the merger agreement and to respond as promptly as practicable to any SEC comments. The merger agreement also requires us to call a meeting of our shareholders for the purpose of obtaining shareholder approval of the merger agreement as soon as reasonably practicable after the SEC has completed its review of the proxy statement. Except in the case where the board has withdrawn or modified its recommendation because it has received a superior acquisition proposal, the proxy statement shall include the recommendation of the board in favor of the adoption and approval of the merger agreement and the merger, and the board is required to use its reasonable best efforts to obtain from its shareholders approval of the merger agreement and the merger.

Indemnification and Insurance

For 6 years after the effective time, Massey shall indemnify, defend and hold harmless Sunair and its subsidiaries’ directors, officers and employees from certain claims asserted prior to, at or after the effective time of the merger, to the fullest extent required by Sunair and its subsidiaries’ organizational documents or permitted under applicable law.

Sunair shall obtain prior to the effective time of the merger “tail” insurance policies with a claims period of at least 6 years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of Sunair for claims arising from facts or events that occurred on or prior to the effective time of the merger.

Employee Matters

The merger agreement provides that Massey will, for a period of one year after the effective time of the merger, cause the surviving corporation and its subsidiaries to provide each of our company employees (“affected employees”) with benefits that are, in the aggregate, substantially comparable and no less favorable to such employees as the benefits that the employees received prior to the merger (“continuing benefits”). Massey has agreed to cause any eligible expenses incurred by any affected employee and his or her covered dependents to be taken into account in connection with continuing benefits for satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such affected employees and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such continued benefits. In addition, Massey shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such affected employee and his or her covered dependents, to the extent such conditions were inapplicable or waived with respect to affected employees immediately prior to the effective time.

Massey shall take all actions required so that eligible employees of Sunair or any subsidiary shall receive service credit for purposes of continuing benefits and under its vacation, severance programs, pension plans and post-retirement welfare benefit plans, for the duration of their service with Sunair and any subsidiary (including, where applicable, past service credit with other entities recognized by Sunair or its subsidiaries prior to the date of the merger agreement). Notwithstanding anything to the contrary contained therein, the merger agreement is not intended to create a contract between Sunair and any of its employees and none of the employees of Sunair are entitled to rely on the merger agreement as the basis for any breach of contract claim against Massey or Sunair. The merger agreement is also not intended to modify, amend or create any employee benefit plan (except as otherwise explicitly provided).

As of the effective time of the merger, we will terminate or cause to be terminated our stock incentive plans.

Reasonable Best Efforts

The parties to the merger agreement have agreed to cooperate with each other and use all reasonable best efforts to promptly (a) take all actions necessary to cause the conditions to closing the merger to be satisfied as promptly as practicable and to consummate the merger, and (b) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any third party or governmental authority necessary to consummate the transactions contemplated by the merger.

Certain Other Covenants

The merger agreement contains additional covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, access to information, fees and expenses, resignations of the directors and officers of Sunair designated by Massey, our reasonable efforts to assist Massey in obtaining any estoppel certificates from any ground lessor under the ground leases underlying the leased property, public announcements, and mutual notification of particular events.

No Solicitation of Competing Transaction Proposals

The merger agreement provides that Sunair will not, nor will it authorize or permit its subsidiaries or representatives to, directly or indirectly:

•	initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction proposal (as defined below),

•	enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a competing transaction proposal,

•	enter into any agreement with respect to a competing transaction proposal,

•	agree to or endorse any competing transaction proposal, or

•	authorize any of our officers or directors or any of our subsidiaries to take any such action, and Sunair shall use its reasonable efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Sunair) not to take any such action.

However, this covenant will not prohibit us from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide expression of interest in writing to enter into a competing transaction proposal if:

•	our board of directors determines in good faith, after consultation with our outside legal advisors, that the failure to consider the competing transaction proposal would be inconsistent with its fiduciary duties under applicable law;

•	our board of directors has no reason to believe that such expression of interest is not made in good faith; and

•	promptly after furnishing information to, or entering into discussions or negotiations with, such person or entity, we provide verbal notice within 48 hours and written notice within 72 hours to Massey to the effect that we plan to furnish information to, or enter into discussions or negotiations with, such person or entity.

If the board of directors determines, in good faith, that a competing transaction proposal is a superior acquisition proposal (as defined below), the board may terminate the merger agreement, provided that:

•	we provide at least five (5) business days prior written notice to Massey of our intention to terminate the merger agreement;

•	during such five (5) business day period (or longer period if extended by Sunair and Massey) (the “negotiation period”), we agree to negotiate in good faith with Massey regarding such changes as Massey may propose to the terms of the merger agreement, with the intent of enabling us to agree to a modification of the merger agreement so that the transactions contemplated in the merger agreement may be consummated;

•	after expiration of the negotiation period, the competing transaction proposal remains a superior acquisition proposal (taking into account any modifications to the terms proposed by Massey) and our board of directors confirms its determination (after consultation with outside legal counsel and its outside financial advisors) that such competing transaction proposal is a superior acquisition proposal; and

•	we pay a termination fee of $2.75 million if we terminate the merger agreement on or before November 15, 2009, and a termination fee of $2.75 million plus actual costs to Massey to extend its financing letters or to close on the financing, up to a maximum of $3.5 million, if we terminate the merger agreement after November 15, 2009. This termination fee must be paid in full within six months after we terminate the merger agreement.

If the party making the superior acquisition proposal comes forth with a further proposal, we will provide Massey with further notice of such proposal and an additional five (5) business day negotiation period (or longer period if extended by Sunair and Massey).

As described in the merger agreement, “competing transaction proposal” means any bona fide inquiry, offer or proposal (other than from Massey or Merger Sub or their respective affiliates) concerning any (a) merger, consolidation, share exchange, business combination or similar transaction involving Sunair, (b) direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of Sunair and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) any tender offer (including a self-tender offer) or exchange offer for fifty (50%) or more of the outstanding shares of Sunair’s common stock or the filing of a registration statement under the Securities Act, in connection therewith.

As described in the merger agreement, “superior acquisition proposal” means any bona fide, written competing transaction proposal made by a third party, not solicited in violation of the merger agreement, that is on terms that the board of directors of Sunair reasonably determines in good faith (after consulting with its outside financial advisors) would after taking into account all the terms and conditions of the competing transaction proposal including any breakup fees, expenses, reimbursement provisions and conditions (including but not limited to financial, legal or regulatory conditions) to consummate the transaction (a) result in a transaction that is more favorable, from a financial point of view, to Sunair’s shareholders than the transactions contemplated hereby if such competing transaction proposal were to be consummated, (b) the board of directors reasonably believes that the competing transaction proposal has a substantial likelihood of being consummated, and (c) for which financing, to the extent required, is evidenced by a financing commitment letter subject only to its terms, executed by a credible, nationally recognized lender of significant financial worth, or is from a person which, in the good faith reasonable judgment of the board of directors (after consultation with its outside financial advisors) is financially capable of consummating the proposal.

Financing

Massey estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $54 million, which includes approximately $36,007,367 to be paid out to our shareholders, $287,192 to satisfy outstanding options and the remainder to be applied to pay our outstanding debt and fees and expenses incurred in connection with the merger and the related transactions. These payments are expected to be funded with a $33 million senior credit facility from SunTrust Bank and M&I Bank. In addition, Massey has secured additional financing of up to $20 million from AEA Mezzanine pursuant to a binding commitment letter. These financing commitments are subject to customary conditions.

In August 2009, Massey obtained financing commitments from SunTrust Bank and M&I Bank to provide a revolving credit and term loan facility (“senior credit facility”) in the amount of $33 million, consisting of a term loan facility for $23 million and a revolving credit facility of $10 million. SunTrust and M&I Bank have each agreed to finance $16.5 million of the senior credit facility. Massey will use the proceeds of the senior credit facility to (i) finance the acquisition of Sunair pursuant to the terms and conditions of the merger agreement, (ii) refinance existing debt in connection with the merger, (iii) pay certain costs and expenses relating to the merger, and (iv) provide for ongoing working capital and general corporate purposes at Sunair.

One of the closing conditions in the merger agreement is that Massey must have sufficient funds at closing to (i) satisfy all of its obligations under the merger agreement, including payment of the merger consideration in full, (ii) refinance the outstanding indebtedness of Sunair, to the extent necessary, and (iii) pay all of its fees and expenses in connection with the merger and the financing of the merger.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the approval and adoption of the merger agreement by holders of at least a majority of the outstanding shares of Sunair’s common stock on the record date;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

•	the receipt of all consents, approvals and authorizations of any governmental entity required to consummate the merger, other than the filing of articles of merger with the Secretary of State of the State of Florida.

The obligations of Massey to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Sunair that are qualified by materiality are true and correct;

•	the representations and warranties of Sunair with regards to capitalization are true and correct in all material respects (except for stock options exercised between the execution of the merger agreement and closing);

•	all other representations and warranties of Sunair are true and correct in all material respects;

•	Sunair having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger; and

•	Sunair having delivered to Massey a certificate, signed by an executive officer of Sunair, to the effect that each of the conditions specified above has been satisfied.

The obligations of Sunair to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Massey and Merger Sub that are qualified by materiality are true and correct;

•	all other representation and warranties of Massey and Merger Sub are true and correct in all material respects;

•	Massey and Merger Sub having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger;

•	Massey having delivered to Sunair a certificate, signed by an executive officer of Massey, to the effect that each of the conditions specified above has been satisfied; and

•	Massey has sufficient funds at the closing to (i) satisfy all of its obligations under the merger agreement, including payment of the purchase price in full; (ii) refinance the outstanding indebtedness of Sunair, to the extent necessary, and (iii) pay all of its fees and expenses in connection with the merger and the financing of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our shareholders have adopted the merger agreement, as follows:

•	Upon the mutual written agreement of Massey and Sunair;

•	By either Massey or Sunair if the effective time shall not have occurred on or before February 25, 2010, provided, however, that this right to terminate shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date;

•	By either Massey or Sunair if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	By Massey, if any of our representations and warranties are or have become untrue or inaccurate, or there has been a breach on our part of any of our covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by us within 30 days following receipt of written notice of such failure to be true or inaccuracy or breach from us;

•	By Sunair, if any of the representations and warranties of either Massey or Merger Sub are or have become untrue or inaccurate, or there has been a breach on the part of either Massey or Merger Sub of any of its covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by Massey or Merger Sub within 30 days following receipt of written notice of such failure to be true or inaccuracy or breach from us

•	By either Massey or Sunair if the merger agreement shall fail to receive the requisite vote for approval by the shareholders of Sunair at the special meeting; or

•	By Sunair, prior to the approval of the merger and the merger agreement by our shareholders, in order to enter into a definitive agreement with respect to a competing transaction proposal as permitted under the merger agreement.

Deposit

Massey deposited $4 million in an escrow account on the date of signing the merger agreement. If the merger agreement closes, this deposit will be applied to Sunair’s closing expense and any remaining amounts will be deposited in the exchange fund and the paying agent will use the funds to pay the merger consideration to Sunair’s shareholders. If the merger agreement does not close, this deposit will be returned to Massey, unless Sunair terminates the merger agreement in situations where it is entitled to a termination fee. If Sunair is entitled to a termination fee, the $4 million deposit will be advanced to Sunair by the escrow agent as payment in full of the termination fee.

Termination Fees

Massey will pay us a termination fee of $4 million if (i) we terminate the merger agreement because the merger has not closed on or before February 25, 2010, due to the failure of Massey to satisfy its obligations under the merger agreement, or (ii) Massey has breached its covenants and obligations under the merger agreement, and these matters can not be cured, if curable, with 30 days notice, provided that in both situations we can not be in breach of any of our obligations under the merger agreement. The termination fee will be paid with funds that Massey has deposited in escrow. In the event Massey becomes obligated to pay this termination fee, our receipt of the termination fee shall be our sole and exclusive remedy against Massey and Merger Sub for any loss or damage suffered as a result of the merger to be consummated.

We are required to pay Massey a termination fee of $2.75 million if we terminate the merger agreement on or before November 15, 2009 because we have received a superior acquisition proposal. If we terminate the merger agreement after November 15, 2009, because we have received a superior acquisition proposal, the amount of the termination fee is equal to $2.75 million plus the actual cost of lender’s fee paid by Massey to extend the termination date of the financing letters beyond November 15, 2009 or to close on such financing, up to a maximum of $3.5 million. We are required to pay this termination fee within six months after the date of the termination of the merger agreement. In the event we become obligated to pay this termination fee, then the receipt by Massey and Merger Sub of this termination fee shall be the sole and exclusive remedy against us for any loss or damage suffered as a result of the failure of the merger to be consummated.

If the merger closes, Massey will pay all of Sunair’s out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement. If the merger does not close, each party is responsible for their own out of pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Governing Law

The merger agreement is governed by Florida law.

Amendment and Waiver

The merger agreement may be amended by us, Massey and Merger Sub at any time prior to the effective time of the merger. However, after approval of the merger agreement by our shareholders, no amendment can be made except as allowed under applicable law. Any amendment to the merger agreement must be made by a written instrument signed by us, Massey and Merger Sub.

Massey, Merger Sub and we may (a) extend the time for the performance of any obligation or other act of any other party to be performed for the benefit of the waiving party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by any other party with any agreements or conditions compliance with which is for the benefit of the waiving party contained in the merger agreement (to the extent permitted by law). Such waiver must be contained in a written instrument signed by the parties to be bound by such waiver.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “Background of the Merger” beginning on page 17 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Sunair’s securities, election of Sunair’s directors or sale or other transfer of a material amount of Sunair’s assets (i) between Sunair or any of its affiliates, on the one hand, and Sunair, Massey, Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any, or (iii) between Sunair and its affiliates, on the one hand, and any person not affiliated with Sunair who would have a direct interest in such matters, on the other hand.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades on the American Stock Exchange under the symbol “SNR.” As of October 14, 2009, there were 13,093,588 shares of common stock outstanding, held by 349 shareholders of record. The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the AMEX.

	High	Low

Year ended September 30, 2009
First quarter	2.30	1.20
Second quarter	1.96	1.32
Third quarter	2.55	1.63
Year ended September 30, 2008
First quarter	3.12	1.66
Second quarter	2.55	1.58
Third quarter	3.03	2.21
Fourth quarter	2.60	1.61
Year ended September 30, 2007
First quarter	4.75	3.61
Second quarter	3.81	3.00
Third quarter	3.70	3.11
Fourth quarter	3.51	2.70

On September 28, 2009, the last trading day before Sunair publicly announced the execution of the merger agreement, the closing sale price for Sunair’s common stock as reported on the AMEX was $1.84. On November 19, 2009, the last trading day before this proxy statement was printed, the closing price for our common stock on the AMEX was $2.69.

Shareholders should obtain a current market quotation for Sunair’s common stock before making any decision with respect to the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of October 14, 2009, the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock, by the following: (a) each of our named executive officers, who was employed by us as of the record date, (b) each of our directors, (c) all of our named executive officers and directors as a group, and (d) each person known to management to own beneficially more than 5% of our outstanding common stock. Our “named executive officers” are the persons who were listed in our summary compensation table in our proxy statement for our 2009 annual meeting of shareholders.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. The address for each named executive officer and director is care of Sunair Services Corporation, 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33432.

	Amount and
	Nature of
	Beneficial	Percent of
Name	Ownership	Class

Directors and Named Executive Officers
Jack I. Ruff(1)	12,500	*
Edward M. Carriero(2)	40,625	*
Joseph S. DiMartino(3)	73,500	*
Mario B. Ferrari(4)(12)	9,933,450	54.84%
Robert C. Griffin(5)	23,750	*
Arnold Heggestad, Ph.D.(6)	61,750	*
Steven P. Oppenheim(7)	38,750	*
Richard C. Rochon(8)	9,933,450	54.84%
Charles P. Steinmetz(9)	430,274	3.28%
All directors and executive officers as a group (9 persons)(10)	10,6147,599	57.95%
Other 5% or Greater Shareholders
Coconut Palm Capital Investors II, Ltd.(11)	9,914,700	54.80%
Michael Brauser(12)	1,403,300	10.25%
Michael Herman(12)	2,180,600	16.65%
Dru A. Schmitt(12)	1,486,014	11.11%
Joseph Q. DiMartini(12)	407,124	3.10%
Leon Brauser(12)	80,000	*
Massey Services, Inc.(13)	1,260,972	9.63%

*	Less than 1%.

(1)	Includes 12,500 shares issuable upon currently exercisable options or options exercisable with 60 days of the record date.

(2)	Includes 20,000 shares held by Mr. Carriero’s wife in her IRA account and 20,625 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(3)	Includes 40,000 shares held directly by Mr. DiMartino and 33,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date.

(4)	Shares consist of: (i) 18,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Ferrari, and Mr. Ferrari disclaims beneficial ownership of these shares).

(5)	Includes 23,750 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(6)	Includes 38,750 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(7)	Consists of 38,750 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(8)	Shares consist of: (i) 18,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Rochon, and Mr. Rochon disclaims beneficial ownership of these shares).

(9)	Includes 18,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date.

(10)	Includes 5,224,375 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date.

(11)	Consists of 4,914,700 shares of our common stock and 5,000,000 shares of our common stock underlying warrants that are immediately exercisable. 9,808,197 of the 9,914,700 shares of our common stock consist of an aggregate of 4,843,698 shares of common stock and 4,964,499 shares of common stock underlying warrants that are immediately exercisable which Coconut Palm has the sole power to vote pursuant to proxy agreements executed by its limited partners upon the redemption of their limited partnership interests in Coconut Palm. Richard C. Rochon, Chairman of our board of directors, and Mario B. Ferrari, Vice Chairman of our board of directors, are the natural persons who exercise voting and investment control over the shares.

(12)	This information was obtained from a Schedule 13D filed by Mr. Brauser, Dru Schmitt, Michael Herman, Joseph Q. DiMartini and Leon Brauser on February 2, 2009. With respect to Mr. Brauser, it includes (i) 600,000 shares underlying warrants, (ii) 748,400 shares owned jointly with Mr. Brauser’s wife and (iii) 51,000 shares held in trust of which Mr. Brauser is the trustee. With respect to Mr. Schmitt and Dr. Martini, it includes warrants to purchase 285,714 and 50,000 shares of Sunair’s common stock, respectively. The mailing address for the individuals are as follows: Mr. Brauser is 595 S. Federal Highway, Suite 600, Boca Raton, FL 33432; Mr. Schmitt at 13 Twin Springs Lane, St. Louis, MO 63124; Mr. Herman at 1160 Lake Plaza Drive, Suite 210, Colorado Springs, CO 80906; Mr. DiMartini at 4 Carrsworld, Clayton, MO 63105, and Leon Brauser at 7218 Ayshire Lane, Boca Raton, FL 33496.

(13)	This information was obtained from a Schedule 13D filed by Massey Services, Inc. on March 16, 2009. The mailing address to Massey Services, Inc. is 315 Groveland Street, Orlando, Florida 32804.

SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one copy of this proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the proxy statement by contacting us at: 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33432, Attn: Corporate Secretary, or by contacting us via telephone at (561) 208-7400. Conversely, if multiple shareholders sharing an address receive multiple proxy statement and wish to receive only one, such shareholders can notify us at the address or phone number set forth above.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Sunair and no public participation in any future meetings of the shareholders of Sunair. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2010 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy. Proposals of shareholders to be considered for inclusion in the proxy statement and proxy card for the 2010 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Corporate Secretary of Sunair, 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33432, and must be received by October 5, 2009. In addition, our bylaws include advance notice provisions that require shareholders desiring to bring nominations for directors or other business before our annual shareholders meeting to do so in accordance with the terms of the advance notice provisions in our bylaws. The advance notice provisions in the bylaws do not apply if the shareholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8. To be timely, a shareholder who intends to present nominations or a proposal (other than a Rule 14a-8 proposal) at the 2010 Annual Meeting of Shareholders must provide the information set forth in the Bylaws to the Corporate Secretary by December 19, 2009. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, Sunair may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate. The submission of a shareholder proposal does not guarantee that it will be included in Sunair’s proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 20, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held On December 14, 2009

The Proxy Statement for our Special Meeting of Shareholders and the proxy card is available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=05980.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

MASSEY SERVICES, INC.

BUYER ACQUISITION COMPANY, INC.

and

SUNAIR SERVICES CORPORATION

Dated as of September 28, 2009

i

ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 28, 2009 among Massey Services, Inc., a Florida corporation (“Parent”), BUYER ACQUISITION COMPANY, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SUNAIR SERVICES CORPORATION, a Florida corporation (the “Company”). In addition to terms defined in the Preamble, Recitals and the Sections of this Agreement, certain terms are defined in Section 9.03 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub deem it fair to and in the best interests of their respective shareholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved and adopted this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), shall or has recommended that this Agreement be adopted by the Company’s shareholders);

WHEREAS, upon consummation of the Merger, each issued and outstanding share of Common Stock, $.10 par value per share, of the Company, will be converted into the right to receive a portion of the Closing Payment Amount (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02  Closing.  Unless this Agreement has been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties, which date shall be no later than the fifth business day after the date on which each of the conditions set forth in Article VII have been satisfied, or waived by the party entitled to the benefit of such conditions, (other than those conditions that by their terms are to be satisfied or waived at the Closing), at the offices of Shuffield, Lowman & Wilson, P.A., 1000 Legion Place, Suite 1700, Orlando, FL 32801, unless another time, date and/or place is agreed to in writing by Parent and the Company. The date and time upon which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver by the party entitled to the benefit of the conditions set forth in Article VII, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA.

Section 1.05  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

Section 1.06  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or shareholders thereof, the following shall occur with respect to the securities of the Company:

(a) Conversion of Common Stock. Each share of Common Stock, par value $.10 per share, of the Company (“Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.01(b)) shall be converted into and become the right to receive in cash $2.75 per share of Common Stock without interest (the “Per Share Consideration”), which shall be payable in accordance with the procedures set forth in Section 2.04 hereof; (cumulatively the Closing Payment Amount plus any amounts paid on account of Company Stock Options pursuant to Section 2.06 hereof, is hereinafter referred to as the “Merger Consideration”). The Merger Consideration is based on there being 13,093,588 shares outstanding, plus 303,250 Company Stock Options exercisable and payable pursuant to Section 2.06 hereof, at the Effective Time. All such shares of Common Stock so converted shall no longer be outstanding and shall automatically be cancelled, and each certificate previously representing any such shares shall thereafter represent the right to receive the Per Share Consideration multiplied by the number of shares represented by each such certificate.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned directly or indirectly by Merger Sub, Parent or any subsidiary or affiliated entity thereof, immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02  Appointment of Paying Agent.  Prior to the Closing Date, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company and the Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II.

Section 2.03  Exchange Fund.

(a) On the Closing Date and at or before the Closing, Parent shall deposit cash in an amount sufficient to pay the Merger Consideration (such cash referred to as the “Exchange Fund”), for the benefit of the holders of shares of Common Stock. The Exchange Fund shall not be used for any other purposes. The Exchange Fund shall be invested as directed by Parent but only in a Permitted Investment.

Section 2.04  Exchange of Certificates.

(a) Exchange Procedures. As promptly as practicable after the Effective Time (but in any event within three (3) business days), Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Common Stock or Company Stock Options entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(a) and the Certificate so surrendered shall forthwith be canceled. As soon as reasonably practicable after receipt of the required documentation from a holder, the Paying Agent shall make payment to such holder by mailing certified or bank checks payable to such holder in next day funds; provided, however, if and to the extent that a holder is entitled to receive an amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing the documentation required herein together with wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions.

In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company that is made prior to the Effective Time, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(b) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of the Company Common Stock (“Former Holders”) for one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders who have not theretofore complied with this Section 2.04 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such Former Holder’s claim for the Merger Consideration without interest. Any portion of the Exchange Fund remaining unclaimed by the Former Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) No Liability. None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of Common Stock for any cash (including any dividends or distributions with respect to such shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f) Lost Certificates. If any Certificate for shares of Commons Stock shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation or Paying Agent, (A) in the event such Person is a holder of over 150 shares of Common Stock, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, or (B) in the event such Person is a holder of 150 or fewer shares of Common Stock, reasonable personal assurances from such Person, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, then, as the case may be, (x) the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

Section 2.05  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.06  Company Stock Options and Company Warrants.

(a) Between the date of this Agreement and the Closing Date, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including the adoption of Company Board resolutions, if necessary, to (i) terminate the Company’s Stock Option Plan, and (ii) cancel, as of the Effective Time, each option to purchase shares of Common Stock granted under such Stock Option Plan or otherwise (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries but subject to the terms of this Agreement, including but not limited to Section 2.06(c) hereof).

(b) As of the Effective Time, the obligations of the Company with respect to each outstanding warrant to purchase shares of Common Stock (each, a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by the Surviving Corporation.

(c) Each holder of a Company Stock Option that is outstanding and unexercised prior to the Effective Time that has an exercise price per share of Common Stock that is less than the Per Share Consideration shall (subject to the provisions of this Section 2.06) be paid by the Paying Agent, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Per Share Consideration and the applicable exercise price per share of such Company Stock Option and (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Company Stock Option. Pursuant to action of the Company Board, all unvested Company Stock Options will vest immediately prior to a change of control and the cash payment for such vested Company Stock Options (if applicable) will be determined based on the formula provided in the previous sentence. The Paying Agent shall make payment to the holders of Company Stock Options within five (5) days following the Closing Date by mailing certified or bank checks payable to such holders in next day funds.

Section 2.07  Deposit.  On the date hereof, Merger Sub shall deliver cash of Four Million Dollars ($4,000,000) (the “Deposit”) to Akerman Senterfitt, as escrow agent (the “Escrow Agent”) to be held pursuant to that certain Escrow Agreement attached hereto as Exhibit C. The Deposit shall be retained by Company after the Termination Date unless this Agreement is terminated pursuant to Sections 8.01(a), 8.01(b) (unless Parent failed to fulfill any obligation under this Agreement which was the cause of, or resulted in the failure of the Effective Time to occur on or before such date), 8.01(c), 8.01(d), 8.01(f) or 8.01(g) in which case the Deposit shall be returned to Merger Sub within five (5) calendar days of the Termination Date. In the absence of a termination of this Agreement, on the Closing Date, the Escrow Agent shall apply the Deposit to the Company Expenses to be paid by Parent pursuant to Section 8.05(a) and transfer any remaining amount of the Deposit to the Exchange Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which includes, inter alia, exceptions to the representations and warranties made by Company to Parent and Merger Sub, the Company hereby represents and warrants to Parent and Merger Sub as follows (a disclosure in any section of the Company Disclosure Schedule which clearly describes the information being disclosed and specifically references another Company Disclosure Schedule, shall constitute a disclosure in such other referenced Company Disclosure Schedule):

Section 3.01  Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other Person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% of such Person (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

Section 3.02  Articles of Incorporation and Bylaws.  The Company has made available to Parent a complete and correct copy of the articles of incorporation and the bylaws each as amended to date, of the

Company and each Subsidiary. Such articles of incorporation and bylaws are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor (to the knowledge of the Company as to any period prior to acquisition of such Subsidiary by the Company) any Subsidiary is, nor has either the Company or any Subsidiary been, in violation of any provision of its articles of incorporation or bylaws or similar organizational documents in any material respect. The Company has made available to Parent complete and correct copies of the minutes of all meetings and all written consents of the Company Board (and each committee thereof) and of the shareholders of the Company, in each case since May 1, 2005 and prior to September 1, 2009.

Section 3.03  Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 13,093,588 were issued and outstanding as of July 31, 2009, and (ii) 8,000,000 shares of preferred stock, of which no shares were issued and outstanding.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of Company Stock Options and Company Warrants, including the name of the Person to whom such Company Stock Options and Company Warrants have been granted, the number of shares subject to each Company Stock Option and Company Warrants and the per share exercise price for each Company Stock Option and Company Warrants. Except for the Company Stock Options and Company Warrants, as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company. As of the date of this Agreement there are 303,250 Company Stock Options exercisable and payable pursuant to Section 2.06 hereof, at the Effective Time.

(c) The Company does not have a “poison pill” or similar shareholder rights plan. Except as described in this Agreement and in the Company Disclosure Schedule, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or rights with respect to the foregoing. All shares of Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. There have not been any stock reclassifications, combinations, splits or subdivides. None of the Company or any Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.

(d) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, was issued in accordance with all applicable laws, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 3.04  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than with respect to the waiver of any rights triggered by this Agreement or the Transactions (as identified on Section 3.04 of the Company Disclosure Schedule), and the approval of this Agreement and/or the Transactions by the holders of shares of Common Stock in accordance with the FBCA, the Company’s Articles of Incorporation and Bylaws, (collectively, “Shareholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 3.05  No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) subject to (x) obtaining Shareholder Approval, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), pursuant to the applicable requirements, if any, of the, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the filing and recordation of appropriate merger documents as required by the FBCA (all as identified on Section 3.05(a) of the Company Disclosure Schedule), and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedule, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining Shareholder Approval, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06  Permits; Compliance.  The Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its material properties or to carry on its business substantially as it is now being conducted (the “Company Permits”), all of which is disclosed on Company Disclosure Schedule 3.06 and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in breach of or operating in violation of : (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Company Permit to which such entity is a party or by which such entity or any such property or asset of such entity is bound, except in any case for any such violations or breaches which would not have a Company Material Adverse Effect.

Section 3.07  Financial Statements; Undisclosed Liabilities.

(a) SEC Reports. The Company has filed all required forms and reports with the SEC since September 30, 2006 (collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. The Company has previously delivered to Parent or attached to Section 3.07(b) of the Company Disclosure Schedule, the following financial statements (collectively the “Financial Statements”): (i) the Company’s consolidated audited balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive (loss) income and cash flows as of and for the stated years ended September 30, 2008, 2007, and 2006, and (ii) the Company’s consolidated unaudited balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive (loss) income and cash flows as of and for the interim periods beginning October 1, 2008 and ended June 30, 2009 (collectively, the “Most Recent Financial Statements”) (the month ended June 30, 2009 is hereinafter referred to as the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP or as may be indicated in the notes thereto, if any) (hereinafter, “Consistently Applied”) and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations for the periods indicated; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which are not material on a consolidated basis) and omit footnotes and other presentation items which are required by GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

(c) Undisclosed Liabilities. Except as set forth in Section 3.07(c) of the Company Disclosure Schedule, the Company does not have any material liabilities, whether accrued, absolute, contingent or otherwise, of the type required by GAAP to be reflected or reserved against on the balance sheets, except (i) to the extent reflected, reserved or taken into account in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2009, including all notes thereto, if any (the “Most Recent Balance Sheet”) and not heretofore paid or discharged, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding and (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material on a consolidated basis, and (iv) liabilities incurred in the ordinary course of business consistent with past practice prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP Consistently Applied, were not recorded thereon. There are no accrued and unpaid dividends or distributions with respect to the Company Common Stock.

Section 3.08  Absence of Certain Changes or Events.  Since September 30, 2008, there has not been any Company Material Adverse Effect except as identified on Section 3.08 of the Company Disclosure Schedule. Except as identified on Section 3.08 of the Company Disclosure Schedule, since September 30, 2008, and except as expressly contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice.

Section 3.09  Absence of Litigation.  Except as set forth on Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Articles of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 3.09 of the Company Disclosure Schedule also lists any Actions to which the Company or Subsidiary is the plaintiff or initiating party.

Section 3.10  Employees; Employee Benefit Plans.

(a) Employees. Section 3.10(a) of the Company Disclosure Schedule sets forth the name and current rate of compensation of the employees of the Company and its Subsidiaries (“Employees”) as of August 15, 2009 as well as sets forth if each of the Employees is subject to an employment agreement, non-competition agreement and/or non-solicitation agreements in favor of the Company or Subsidiaries. There are no accrued and unpaid vacation and sick pay for any Employees except for the accruals set forth on Section 3.10(a) of the Company Disclosure Schedule. The Company has made available to the Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company and Subsidiaries. Except as set forth on Section 3.09 of the Company Disclosure Schedule, to the Knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant (i) to the Company or any Subsidiary, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by the Company or the Subsidiaries or the use of trade secrets or proprietary information of others. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the Company’s knowledge, there has been no effort by any labor union during the 36 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 36 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Company’s knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat thereof involving any of the employees of the Company during the 36 months prior to the date hereof. The Company has complied in all material respects with applicable Laws, rules and regulations relating to employment (including all employee verification requirements under immigration laws, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Family Medical Leave Act, COBRA and the Americans with Disabilities Act, as amended. To the Company’s Knowledge, each service provider classified by the Company or a Subsidiary as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified, and the Company and Subsidiaries have fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so.

(b) Section 3.10(b) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits currently provided under a Plan.

(c) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(d) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

(f) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by applicable law.

(g) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that would reasonably be expected to have a Company Material Adverse Effect.

(h) Except as set forth in Schedule 3.10(h), and except as otherwise prohibited by applicable law or in this Agreement, each Plan may be amended or terminated unilaterally by the Company or Subsidiaries at any time without liability or expense to the Company or Subsidiaries or any ERISA Affiliate as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no plan documentation or agreement, summary plan description or other written communication restricts or prohibits the Company or Subsidiaries or any ERISA Affiliate from amending or terminating any such Plan

Section 3.11  Real Property; Title to Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.11(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary (collectively, the “Leased Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.11(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries thereunder.

(c) To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting any Leased Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and the Subsidiaries own, or have valid leasehold rights to, all material furniture, fixtures, equipment, operating supplies and other personal property (collectively, the “Personal Property”) necessary for the operation of each Leased Property, subject to no Liens, other than as set forth on Section 3.11(d) of the Company Disclosure Schedule, in the case of owned Personal Property. The Company owns or has a valid leasehold right to all Personal Property at each of its locations. Section 3.11(d) of the Company Disclosure Schedule sets forth a complete and accurate, in all material respects, depreciation list of Personal Property of the Company, which includes items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by the Company and the Subsidiaries as of June 30, 2009. Section 3.11(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the material items of equipment leased by the Company as of June 30, 2009. The Company has good title to the items described in such Schedule and valid and subsisting leasehold rights to such items as are being leased by it free and clear of all Liens except Permitted Liens. Section 3.11(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the vehicles owned or leased by the Company and its Subsidiaries.

Section 3.12  Intellectual Property.

(a) (i) No products, services, software, technologies, business processes, conduct or operations of the Company or the Subsidiaries infringe, misappropriate, violate or otherwise interfere with the Intellectual Property rights or other contractual rights of another, and neither the Company nor the Subsidiaries are aware that any such right which might be so infringed, misappropriated, violated or otherwise interfered with has been claimed, asserted or applied by another; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary and is material to its operations (“Owned Intellectual Property”), all of which is set forth on Section 3.12 of the Company Disclosure Schedule, the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to all rights of ownership in such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary and is material to its operations (“Licensed Intellectual Property”), all of which is set forth in Schedule 3.12 of the

Company Disclosure Schedule, the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property, other than those that would not be expected to have a Company Material Adverse Effect; (iv) none of the Owned Intellectual Property is or has been adjudged invalid or unenforceable in whole or in part or is the subject of a pending or threatened action or proceeding for opposition or cancellation, or any reexamination, opposition or interference proceeding or any form of proceeding for a declaration of invalidity, or other proceeding or action to invalidate or limit any of the Company’s or the Subsidiary’s rights in the Owned Intellectual Property, and no such proceeding is being threatened with respect to any of the Owned Intellectual Property and the Owned Intellectual Property is valid and enforceable; (v) to the Company’s knowledge, no Person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the Company’s knowledge, no party to any license of the Licensed Intellectual Property is in breach or default of any material provision thereof or thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements which are disclosed on Section 3.12 of the Company Disclosure Schedule) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of the Transactions shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) all inventions (whether patentable and whether or not reduced to practice), all improvements thereto, and all rights arising under or in connection with United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, moral rights and other rights of authorship, and registrations and applications for registration thereof, (iv) all items of software, source code, object code or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.

Section 3.13  Taxes.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries (i) has filed all Tax Returns required to be filed by any of them and (b) has paid (or had paid on their behalf) all Taxes as required to be paid by it. All such Tax Returns were correct and complete in all material respects. The most recent Financial Statements contained in the Company SEC Reports reflect, an adequate reserve for all Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. Copies of all federal, state and local Tax Returns for the Company and each Subsidiary with respect to the taxable years commencing on or after January 1, 2006 have been delivered or made available to representatives of Parent. No deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. The Company and Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) The Company and Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in accounting method; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed on or prior to the Effective Date; (C) installment sale or open transaction disposition made on or prior to the Effective Date; or (D) prepaid amount received on or prior to the Effective Date.

(c) The Company and Subsidiaries are not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and Subsidiaries are not a party to or bound by any Tax allocation or sharing agreement (other than among the Company and the Subsidiaries). The Company (A) has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group, the common parent of which is the Company) or (B) does not have any liability for the Taxes of any Person (other than the Company and Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or a successor, by contract, or otherwise. The Company and Subsidiaries have not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied. The Company has not participated in a “listed transaction” within the meaning of Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(d) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof

Section 3.14  Environmental Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) to the Company’s knowledge, none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the Company’s knowledge, there is and has been no release of Hazardous Substances in violation of Environmental Laws at, on, under or any of the properties currently leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ lease or operation thereof, formerly leased or operated by the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in material compliance with all, and have not violated any, required Environmental Permits; (iv) the Company has not received any written claims against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon.

Section 3.15  Material Contracts.

(a) Schedule 3.15 of the Company Disclosure Schedule sets forth a list of all Material Contracts. Neither the Company nor any Company Subsidiary is in material violation of or in material default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect, nor will, except as set forth on Schedule 3.15, the consummation of the Merger result in any third party having any right to terminate, amend, accelerate, cancel or deprive the Company of a material benefit under any Material Contract.

(b) (i) Neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default or notice of cancellation under any Material Contract, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.16  Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth a complete and correct list and brief description of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, without independent inquiry, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received by the Company or any Subsidiary; and (e) the policy is sufficient for compliance with all requirements of Law and requirements of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

Section 3.17  Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of a majority of the outstanding shares of Common Stock, voting together, as one class.

Section 3.18  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than Hyde Park Capital Advisors, LLC and RPC Financial Advisors, LLC.

Section 3.19  Condition of Assets.  Except as would not reasonably be expected to have a Company Material Effect, assets of the Company and Subsidiaries necessary for the normal operation of the Company and the Subsidiaries, including assets leased, are in good operating condition, regularly and properly maintained, and fit for the operation in the ordinary course of the Company’s and Subsidiaries’ business, subject to normal wear and tear and subject to the decommissioning or repair of certain vehicles in the ordinary course of business.

Section 3.20  Bank Accounts, Letters of Credit and Powers of Attorney.  Section 3.20 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or the Subsidiaries.

Section 3.21  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Agreement, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01  Corporate Organization.  Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.02  Articles of Incorporation and Bylaws.  Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws, as amended or restated.

Section 4.03  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate and shareholder action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 4.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) the notification requirements of the HSR Act, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

Section 4.05  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions.

Section 4.06  Operations of Merger Sub.  Merger Sub is as of the date hereof a direct, wholly owned subsidiary of Parent, and will be as of the Effective Time a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement, and has no liabilities nor obligations other than as set forth in this Agreement.

Section 4.07  Brokers.  No broker, finder or investment banker, financial advisor, or other Person, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08  Information Supplied.  To Parent’s and Merger Sub’s knowledge none of the information provided or to be provided by Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement to be mailed by the Company pursuant to Section 6.01 hereof will at the time the proxy statement is mailed to the Company’s shareholders, or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.09  Board and Shareholder Determinations.  The Board of Directors of Parent, at a meeting duly called and held, adopted resolutions approving this Agreement and the Transactions, and the Parent, as sole shareholder of Merger Sub, has duly adopted resolutions approving this Agreement and the Transactions.

Section 4.10  No Parent Stockholder Vote.  No vote of the holders of shares of Parent capital stock is necessary to approve this Agreement, the Merger or the Transactions.

Section 4.11  Financing Letters.  Parent has provided to the Company a true, complete and correct copy of the financing commitment letters subject only to their terms (the “Financing Letters”) and all amendments thereto, executed by AEA Mezzanine Management, LP, SunTrust Bank and M&I Marshall and Ilsley Bank or such other credible, nationally recognized lender of significant financial worth (the “Lenders”) and addressed to the Parent. Parent will provide to the Company any amendments to the Financing Letters, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours). The terms and conditions of any amendments thereto (or in the case of any substitute Lenders, any financing letters or amendments thereto) shall be satisfactory to the Company in its sole discretion; provided, however the Parent can obtain an extension to the Financial Letters without the approval of the Company but will provide to the Company a copy of any such extensions as promptly as possible (but, in any event, within twenty-four (24) hours).

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or otherwise consented to in writing by Parent, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which shall respond to a request for consent promptly but not later than five (5) days after receipt of a request, (provided, however, that with respect to Sections 5.01(h) pertaining to settlements or compromises, 5.01(i), 5.01(j), 5.01(k) and 5.01(l) such written consent shall not be unreasonably withheld):

(a) amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary except for (A) the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement; (B) the issuance of shares of Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement; or (ii) any Personal Property or other assets of the Company or any Subsidiary, except assets (other than Leased Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (including assets or accounts from suppliers, vendors or dealers) in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Leased Properties in the ordinary course of business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing Subsidiaries;

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation for employees in the ordinary course of business and in a manner consistent with past practice, except for the payment of bonuses to employees relating to bonus, incentive plans or employment agreements as in effect on the date hereof, copies of which have been previously provided to Parent, and except for the renewal of such bonus or incentive plans in the ordinary course of business consistent with past practices if such plans can be terminated without penalty at the Effective Time (other than for the payment of incentive compensation or bonus compensation earned as of the time of such termination); provided, however, in no event shall bonuses of stock, stock options, stock appreciation rights or any items whose value is tied to the stock price of the Company be awarded pursuant to such plans; (ii) grant any retention, severance or termination pay (other than pursuant to the severance policy of the Company or its Subsidiaries as in effect on the date hereof, copies of which are set forth in Section 5.01(f) of the Company Disclosure Schedule) to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries;

(g) make any change (or file for such change) in any method of Tax accounting;

(h) make, change or rescind any material Tax election, file any amended Tax Return, except as described in Section 3.13(a) and as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(j) waive, release, assign, settle or compromise any pending or threatened Action;

(k) other than in the ordinary course of business and in a manner consistent with past practice, (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder;

provided, however, in no event shall the management services agreement between the Company and RPC Financial Advisors, LLC be amended or modified, even if such amendment or modification is in the ordinary course of business and consistent with past practice;

(l) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

(m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.15(a) of the Company Disclosure Schedule if in effect on the date of this Agreement;

(o) effectuate a “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(p) repurchase, repay or incur any Indebtedness (other than in connection with the lease of new vehicles or letters of credit in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, except for repayments of Indebtedness, in amounts and at times determined by the Company in its discretion, under that certain Credit Agreement dated as of June 7, 2005, as amended, among the Company and Wachovia Bank, National Association (the “Credit Agreement”), and except in the ordinary course of business and consistent with past practice;

(q) file any insurance claim except in the ordinary course of business and consistent with past practice; or

(r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02  Conduct of Business by Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Preparation of Proxy Statement; Company Shareholders’ Meeting.

(a) The Company shall prepare and file with the SEC a proxy statement that has been reviewed by Parent, in preliminary form (the “Proxy Statement”), as soon as practicle following execution of this Agreement (with a goal of three (3) business days after execution of this Agreement) and the Company shall respond after notification and approval by the Parent of such response, as promptly as practical (with a goal of no later than three (3) business days) after receipt of any comments of the SEC with respect thereto. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other within one (1) business day of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) If, at any time prior Shareholder Approval, any event occurs with respect to the Company, any Subsidiary, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall within one business day notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement.

(c) The record date for determining the shareholders entitled to notice of or to vote at the Shareholders’ Meeting (as defined below) shall be the date twelve (12) business days after execution of this Agreement (the “Record Date”). The Company shall notify the American Stock Exchange (AMEX) of the Record Date the day after execution of this Agreement. In the event the SEC has not cleared the Proxy Statement within fifty five (55) days of the Record Date then the Company’s Board of Directors shall set a new record date, within one business day, which such new Record Date shall be twelve (12) business days later. The Company shall notify the AMEX within one business day of the setting of a new Record Date.

(d) The Company shall utilize its best efforts to on the next business day after the execution of this Agreement, mail written notice of this Transaction to all the holders of the Company Warrants in compliance with all warrant agreements.

(e) The Company shall utilize its best efforts to promptly following the receipt of the SEC’s clearance of the Proxy Statement (with a goal of no later than three (3) business days after receipt of clearance), mail or otherwise deliver notice of a meeting of the holders of the Company Common Stock to all of such holders of Company Common Stock entitled to vote as of the Record Date (the “Shareholders’ Meeting”) for the purpose of seeking the Shareholder Approval. The notice to Shareholders shall duly call a Shareholders’ Meeting within twenty (20) days after the date the notice is mailed or otherwise delivered to the Shareholders. The notice shall also contain the cleared Proxy Statement. The Company shall, through the Company Board, recommend to holders of the Company Common Stock that they give the Shareholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified such recommendation, as permitted by and determined in accordance with Section 6.02.

(f) If the Parent determines in its sole discretion that any of the above timelines cannot be met then the Parent shall have the sole discretion to permit any one or more of the above time frames to be extended.

Section 6.02  No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or its Subsidiaries to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction Proposal (as defined below), (ii) enter into discussions or negotiate with any Person or entity in furtherance of such inquiries or to obtain a Competing Transaction Proposal, (iii) enter into any agreement with respect to a Competing Acquisition Proposal, (iv) agree to or endorse any Competing Transaction Proposal, or (v) authorize any of the officers or directors of the Company or any of its Subsidiaries to take any such action, and the Company shall use its reasonable efforts to cause the directors, officers, employees, agents and representatives of the Company and its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action. Nothing contained in this Section 6.02 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited, bona fide expression of interest in writing to enter into a Competing Transaction Proposal if: (A) the Board of Directors of the Company, after consultation with and advice from Akerman Senterfitt (or other outside counsel of recognized reputation), determines in good faith that the failure to do so is reasonably likely to result in a violation by the Board of Directors of its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Board of Directors of the Company has no reason to believe that the expression of interest is not made in good faith, and (C) promptly after furnishing such information to, or entering into discussions or negotiations with, such Person or entity, the Company provides verbal notice within 48 hours and written notice within 72 hours to Parent to the effect that it plans to furnish information to, or enter into discussions or negotiations with, such Person or entity.

(b) For purposes of this Agreement, “Competing Transaction Proposal” shall mean any of the following involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or (iii) any tender offer (including a self-tender offer) or exchange offer for fifty (50%) or more of the outstanding shares of Common Stock of the Company or the filing of a registration statement under the Securities Act, in connection therewith.

(c) Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company determines, in its good faith judgment, that a Competing Transaction Proposal is a Superior Acquisition Proposal (as defined below), the Board of Directors of the Company may terminate this Agreement; provided, that: (A) the Company provides at least five (5) business days prior written notice to the Parent of its intention to terminate this Agreement; (B) during such five (5) business day period (or longer period if extended by the Company and the Parent) (the “Negotiation Period”), the Company agrees to negotiate in good faith with the Parent regarding such changes as the Parent may propose to the terms of this Agreement, with the intent of enabling the Company to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (C) after expiration of the Negotiation Period, the Competing Transaction Proposal remains a Superior Acquisition Proposal (taking into account any modifications to the terms hereof proposed by the Parent) and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel and its outside financial advisors) that such Competing Transaction Proposal is a Superior Acquisition Proposal; and (D) pay termination fee as provided in Section 8.02 of this Agreement. If the party making the Superior Acquisition Proposal comes forth with a further proposal, further notice pursuant to this Section shall be provided to Parent and there shall be an additional Negotiation Period pursuant to this Section.

(d) For purposes of this Agreement, “Superior Acquisition Proposal” means any bona fide, written Competing Transaction Proposal made by a third party, not solicited in violation of subsection 6.02(a), that is on terms that the Board of Directors of the Company reasonably determines in good faith (after consulting with its outside financial advisors) would after taking into account all the terms and conditions of the Competing Transaction Proposal including any breakup fees, expenses, reimbursement provisions and conditions (including but not limited to financial, legal or regulatory conditions) to consummate the transaction (A) result in a transaction that is more favorable, from a financial point of view, to the Company Shareholders than the transactions contemplated hereby if such Competing Transaction Proposal were to be consummated, (B) the Board of Directors reasonably believes that the Competing Transaction Proposal has a substantial likelihood of being consummated, and (C) for which financing, to the extent required, is evidenced by a financing commitment letter subject only to its terms, executed by a credible, nationally recognized lender of significant financial worth, or is from a person which, in the good faith reasonable judgment of the Board of Directors (after consultation with its outside financial advisors) is financially capable of consummating the proposal.

Section 6.03  Directors’ and Officers’ Indemnification.

(a) From and for six (6) years after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) in their capacity as present and former officers, directors and employees to the full extent permitted or required under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law and shall also advance expenses as incurred to the fullest extent permitted under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law, provided that the Person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the FBCA. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a “Claim”), existing in favor of the Indemnified Parties as provided in the Company’s or any Subsidiary’s Articles of Incorporation, Bylaws or resolutions of their Boards of Directors, as in effect as of the date hereof, with respect to matters occurring prior to and through the Effective Time, shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations in accordance with their terms. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b) Without limiting the foregoing, in the event any claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnified Party may retain counsel satisfactory to it (subject to approval by Parent and the Surviving Corporation, which approval will not be unreasonably withheld), (ii) Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Party promptly as statements therefor are received, and (iii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.03, upon learning of any such Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability for indemnification under this Section 6.03 which it may have except to the extent such failure materially prejudices Parent), and shall deliver to Parent, upon request, the undertaking, if any, contemplated by the FBCA in connection with the advance of expenses. To the extent that a Claim is brought against more than one Indemnified Party, such Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) Immediately prior to the Effective Time the Company shall, at the direction of the Parent, purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s officers and directors (the “Tail Policy”) in the same form as presently maintained by the Company, which shall provide such officers and directors with coverage until the sixth anniversary of the Effective Time (the “Tail Period”) with not less than the existing coverage under, and have other terms not less favorable to the coverage presently maintained by the Company; provided, however, that Parent shall have the right to shop the insurance policy through their own insurance agent and cause the Company to purchase the insurance policy through the Parent’s insurance agent if the policy can be purchased at a lower cost to the Company; provided, however, that Company may engage a qualified insurance consultant to confirm that such Tail Policy satisfies the above criteria; and, provided further, that Parent shall not be required to pay for the Tail Period, if the aggregate annual premium for the Tail Policy is in excess of two hundred fifty percent (250%) of the annual premium for the existing policy. In the event the premium for the Tail Policy exceeds two hundred and fifty percent (250%) of the annual premium for the existing policy the amount of coverage of the Tail Policy shall be reduced to the greatest amount of coverage that can be obtained for any annual premium for the existing policy. A copy of the proposed policy shall be provided to the Parent by the Company at least five (5) business days prior to Closing. A copy of a binder for such policy shall be provided to the Company prior to Closing.

(d) This Section 6.03 shall survive the consummation of the Merger at the Effective Time, shall not be terminated or modified in such a manner as to adversely affect the Indemnified Parties, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and their respective heirs, personal representatives, successors and assigns and shall be binding upon all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

Section 6.04  Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to as soon as practicably possible (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

(b) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(c) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(e) The Company and the Subsidiaries will (i) permit Parent and Lenders and their respective representatives to have reasonable access, during normal business hours and upon at least twenty-four (24) hours prior written notice describing the type of access requested, to the Company and the Subsidiaries (with the goal of minimizing disruptions to Company’s operations); (ii) shall provide copies of any documents, books, records, contracts, policies etc. requested by Parent or Lender within two (2) business days, if reasonably practical to do so, and (iii) shall provide to Parent, the Lenders and their respective representatives (x) within thirty (30) days following the end of each fiscal month during the period beginning on the execution of this Agreement and ending at the Effective Time, Middleton Pest Control Inc.’s unaudited balance sheet, related statements of operations and income (loss) and cash flow statement with respect to such prior fiscal month and (y) such other information or documents ordinarily produced by the Company (financial or otherwise) with respect to the Company and its Subsidiaries as Parent and the Lenders may reasonably request, including, without limitation, any weekly operating metrics and other key financial measures used to operate the business of the Company and its Subsidiaries in the ordinary course.

Section 6.05  Obligations of Parent and Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.06  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, except, in the opinion of counsel for Parent or the Company (as the case may be) as may be required by applicable Law or the requirements of any applicable securities exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.

Section 6.07  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

Section 6.08  Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of the directors and such officers of the Company and the Subsidiary selected for resignation by Parent. To the extent any officer of the Company and/or Subsidiary has an employment, severance, termination or stay bonus agreement, and is selected for resignation by Parent such resignations shall be deemed under each of such agreements to be a termination by the Company without Good Cause (as that term is defined in the agreements listed as items 1 and 2 of Section 3.10(b) of the Company Disclosure Schedule) and in accordance with Section 5 of such agreements, notice of termination shall be deemed given to such officer on the Effective Date, or a termination other than for Cause (as defined in the agreement listed as item 3 of Section 3.10(b) of the Company Disclosure Schedule) and any and all amounts due for salary, reimbursements, vacation pay, severance or other amounts due pursuant to such agreements to any such officer shall be paid in cash by Parent to such officer at Closing if such officer waives the sixty (60) day notice requirement for termination under his employment or severance agreement, otherwise such payments shall be made post Closing in accordance with the terms of such employment or severance agreement. In the event the Parent does not select an officer of the Company or the Subsidiary for resignation or such officer does not waive any such notice provisions, Parent shall and shall cause the Surviving Corporation to honor such agreements and the terms thereof.

Section 6.09  Employment and Benefit Arrangements.

(a) Parent agrees that individuals who are employed by the Company or any of Subsidiaries immediately prior to the Closing Date (each such employee, an “Affected Employee”) shall remain employees of the Surviving Corporation or such Subsidiaries as of the Effective Time, except to the extent such individuals voluntarily terminate their employment or terminate on account of death, retirement or disability; provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by the Surviving Corporation or any of its Subsidiaries for any period of time after the Effective Time which is not otherwise required by Law or Contract.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all employment, collective bargaining, severance, termination and retirement agreements to which the Company or a Subsidiary is a party, as such agreements are in effect on the date hereof and shall take no steps to breach or not honor the terms of such agreements.

(c) For a one year period following the Effective Time, Parent shall cause the Surviving Corporation to provide those Affected Employees who are employees of the Surviving Corporation or a Subsidiary at the Effective Time with benefits that are, in the aggregate, substantially comparable and no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time (collectively the “Continuing Benefits”). Parent shall cause any eligible expenses incurred by any Affected Employee and his or her covered dependents to be taken into account in connection with Continuing Benefits for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Affected Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Continuing Benefits. In addition, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such Affected Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived with respect to Affected Employee participated immediately prior to the Effective Time.

(d) Parent shall take all actions required so that eligible employees of the Company or any Subsidiary shall receive service credit for purposes of Continuing Benefits and under Parent’s vacation, severance programs, pension plans and post-retirement welfare benefit plans, for the duration of their service with the Company and any Subsidiary (including, where applicable, past service credit with other entities recognized by the Company or its Subsidiaries prior to the date of this Agreement).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  Subject to waiver as set forth in Section 8.04, the respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have received Shareholder Approval.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Other Government Approvals or Notices. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Parent and Merger Sub and the Company or any Subsidiary prior to the Closing (other than the filing and recordation of merger documents in accordance with the FBCA) shall have been obtained from and made with all required Governmental Authorities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub or any of their respective Subsidiaries or any of their respective officers or directors to any penalties or criminal liability.

Section 7.02  Conditions to the Obligations of Parent and Merger Sub.  Subject to waiver as set forth in Section 8.04, the obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all material respects, and (ii) the representations and warranties of the Company contained in this Agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all respects, in the case of both (i) and (ii) above as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date or, to the extent representations and warranties speak as of an earlier date as of such earlier date. In addition, the representations and warranties set forth in Section 3.03 (Capitalization) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, except for changes to capitalization due to the exercise or termination of Company Stock Options listed on Schedule 3.03(b).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however the Company shall have performed in all respects with respect to the timelines set forth in Section 6.01.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

Section 7.03  Conditions to the Obligations of the Company.  Subject to waiver as set forth in Section 8.04, the obligations of the Company to effect the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub each shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Available Funds. Parent has or will have sufficient funds at the Closing (a) to satisfy any and all of Parent’s and Merger Sub’s obligations arising under or out of the Agreement, including without limitation the obligations of Article II, (b) to the extent necessary, refinance the outstanding indebtedness of the Company, and (c) pay any and all of its fees and expenses in connection with the Merger or the financing thereof.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any Shareholder Approval, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholders’ Meeting, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 150 days after the date of this Agreement, provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to the Company; provided, however, the cure period shall not apply to the timelines specified in Section 6.01;

(e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to Parent;

(f) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval by the Shareholders of the Company at the Shareholders’ Meeting; or

(g) by the Company in accordance, and in compliance, with the termination rights set forth in Section 6.02(c).

The party desiring to terminate this Agreement pursuant to Section 8.01 shall give notice of such termination and the provisions of Section 8.01 being relied on to terminate this Agreement to the other party.

Section 8.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, except as provided in Section 2.07, there shall be no liability under this Agreement on the part of any party hereto; provided, however, in the event any party willfully breaches any representations, warranties, covenants or agreements as set forth in this Agreement, the non-breaching party shall be entitled to pursue any of its remedies at law or in equity. Notwithstanding the foregoing, in the event that this Agreement is terminated, pursuant to the provisions of Section 8.01(g), the Company shall pay to the Parent $2,750,000, if terminated on or before November 15, 2009 and shall pay to the Parent up to $3,500,000 if terminated after November 15, 2009, which payment shall be made within six (6) months from the date of such termination, in full satisfaction of all costs, expenses, damages and claims that the Parent would have under the terms of this Agreement or the Confidentiality Agreement and shall be Parent’s and Merger Sub’s sole and exclusive remedy for Company’s termination of this Agreement pursuant to Section 8.01(g), and thereafter the parties shall be released from all further obligations under or pursuant to the terms of this Agreement. In the event this Agreement is terminated pursuant to Section 8.01(g) after November 15, 2009, the amount paid to Parent shall be equal to the sum of $2,750,000 plus the actual cost of Lender’s fees paid by Parent to extend the termination date of the Financing Letters beyond November 15, 2009, or to close such financing up to $3,500,000.

Section 8.03  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.04  Waiver.  At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party to be performed for the benefit of the waiving party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any agreements or conditions compliance with which is for the benefit of the waiving party contained in this Agreement (to the extent permitted by Law). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.05  Fees and Expenses.

(a) All Expenses incurred by the parties shall be paid at Closing by Parent.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, investment bankers, accountants, financial advisors, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the Transactions.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Nonsurvival of Representations and Warranties; Disclosure Schedule.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Material Adverse Effect on the applicable party or is outside the ordinary and usual course of business.

Section 9.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or email transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Parent or Merger Sub:
Massey Services, Inc
315 Groveland Street
Orlando, FL 32804
Attn: Harvey Massey, Chairman

with a copy to:
Shuffield, Lowman & Wilson, P.A.
1000 Legion Place, Suite 1700
Orlando, FL 32801
Attn: William R. Lowman, Jr.

if to the Company:
Sunair Services Corporation
1350 Newport Center Drive, Suite 201
Deerfield Beach, FL 33442
Attn: President

with a copy to:
Akerman Senterfitt
1 SE Third Avenue, Suite 2800
Miami, Florida 33131
Attn: Stephen K. Roddenberry

Section 9.03  Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Closing Payment Amount” means $36,007,367

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, other than (i) the occurrence of any or all of the changes or events described in Section 3.08 of the Company Disclosure Schedule, and (ii) those reasonably resulting solely from the execution of this Agreement, the observance of its terms, or the announcement of the consummation of the Transactions, including but not limited to any adjustments to the Company’s intangible assets.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt” means the Indebtedness of the Company as of the Closing Date, including but not limited to, indebtedness pursuant to (i) the Credit Agreement and any prepayment penalty due thereunder; (ii) Company acquisition subordinated debt liability; (iii) vehicle leases; or (iv) professional fees and other Expenses (other than as otherwise provided for in this Agreement) including, without limitation, legal fees and expenses, and investment banking fees (whether or not any of the foregoing are paid as of the Closing Date).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other Person.

“Knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the Company and Subsidiary, in each case after review of such Person’s own files and inquiry of those executives of the Company and Subsidiary who would reasonably be expected to have knowledge of the specific matter at issue.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Contracts” shall mean with respect to any Person, all contracts, agreements and understandings that are material within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations and are still in effect and shall also include (i) any contract or agreement that provides for payment to the Company or Subsidiaries for the performance of services in an amount in excess of $150,000 annually; (ii) any contract or agreement requiring payments by the Company or Subsidiaries in excess of $150,000 annually; (iii) any guarantee in respect of any Indebtedness or obligation of the Company or Subsidiaries; (iv) any contract or agreement limiting the ability of the Company or Subsidiaries to engage in any line of business or to compete with any Person; (v) any contract or agreement limiting the ability of any Person to engage in any line of business or to compete with the Company or Subsidiaries (vi) any contract or agreement under which the Company or Subsidiaries has borrowed or loaned money in excess of $150,000, or any mortgage, note, bond, indenture or other evidence of Indebtedness (excluding advances, deposits, trade payables in the ordinary course of business); (vii) any joint venture, partnership or other similar joint ownership agreements; (viii) any contract, agreement or consent decree of Governmental Authority to which the Company or Subsidiaries are bound; (ix) any employment, severance, change of control or “golden parachute” contract of an Employee of the Company or Subsidiaries; and (x) any contract or agreement (A) granting or obtaining any right to use any material Intellectual Property rights (other than contracts granting rights to use readily available commercial software available to consumers for a combined license and maintenance fee of less than $150,000 per year or subject to “shrink wrap” or “click through” license agreements) or (B) restricting the right of the Company or permitting any third Person to use any material intellectual property rights.

“Permitted Investment” means any obligation of investment grade status.

“Permitted Liens” means with respect to any assets of the Company (i) mechanic’s, materialmen’s and similar liens with respect to amounts not past due, (ii) liens for income Taxes or other Taxes not yet due and payable or for income Taxes or other Taxes that the taxpayer is contesting in good faith pursuant to proceedings disclosed on the Company Disclosure Schedule, (iii) purchase money liens arising by operation of law (including liens on inventory and other assets in favor of vendors of the Company) and (iv) liens securing rental payments under capital lease arrangements disclosed on the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, government, or political subdivision, agency or instrumentality of a government.

“Representatives” means any officer, director, investment banker, attorney, accountant, consultant or advisor.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of a Person means an entity controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity. Unless otherwise indicated Subsidiary means subsidiary of the Company.

“Termination Date” means, the date this Agreement is terminated pursuant to Section 8.01.

“Total Common Shares Outstanding” means, as of the Closing Date, all issued and outstanding shares of Common Stock plus all shares of Common Stock to be issued or deemed issued upon exercise of any Common Stock Option or Company Warrant by virtue of Section 2.06 as of the Effective Time, minus any shares of Common Stock to be cancelled pursuant to Section 2.01(b).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	ss. 3.09
Affected Employee	ss. 6.09(a)
Agreement	Preamble
Articles of Merger	ss. 1.03
Certificates	ss. 2.04(a)
Claim	ss. 6.03(a)
Closing	ss. 1.02
Closing Date	ss. 1.02
Code	ss. 3.10(c)
Common Stock	ss. 2.01(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Permits	ss. 3.06
Company Recommendation	ss. 6.01(c)
Company SEC Reports	ss. 3.07(a)
Company Stock Option	ss. 2.06(a)
Company Warrant	ss. 2.06(b)
Competing Transaction Proposal	ss. 6.02(b)
Confidentiality Agreement	ss. 6.02(a)
Contract	ss. 3.05
Consistently Applied	ss. 3.07(b)
Continuing Benefits	ss. 6.09(c)
Credit Agreement	ss. 5.01(p)
Effective Time	ss. 1.03
Employee	ss. 3.10(a)
Environmental Laws	ss. 3.14(b)
Environmental Permits	ss. 3.14(b)
ERISA	ss. 3.10(b)
Exchange Fund	ss. 2.03(b)
Expenses	ss. 8.05(b)
FBCA	ss. 1.01
Financial Statements	ss. 3.07(b)
Former Holders	ss. 2.04(c)
GAAP	ss. 3.07(b)
Governmental Authority	ss. 3.05
Hazardous Substances	ss. 3.14(b)
HSR Act	ss. 3.05
Indemnified Parties	ss. 6.03(a)
Intellectual Property	ss. 3.12(b)
Investments	ss. 3.01(c)
IRS	ss. 3.10(b)
Law	ss. 3.05

Defined Term	Location of Definition

Lease Documents	ss. 3.11(b)
Leased Properties	ss. 3.11(b)
Licensed Intellectual Property	ss. 3.12(a)
Material Contracts	ss. 3.15(a)
Merger	Recitals
Merger Consideration	ss. 2.01(a)
Merger Sub	Preamble
Most Recent Balance Sheet	ss. 3.07(c)
Most Recent Financial Statements	ss. 3.07(b)
Most Recent Fiscal Month End	ss. 3.07(b)
Multiemployer Plan	ss. 3.10(c)
Multiple Employer Plan	ss. 3.10(c)
Negotiation Period	ss. 6.02(c)
Owned Intellectual Property	ss. 3.12(a)
Parent	Preamble
Paying Agent	ss. 2.02
Personal Property	ss. 3.11(d)
Plans	ss. 3.10(b)
Proxy Statement	ss. 6.01(a)
Securities Act	ss. 3.15(a)
Securities Laws	ss. 3.07(a)
Shareholder Approval	ss. 3.04
Shareholders’ Meeting	ss. 6.01(c)
Superior Acquisition Proposal	ss. 6.02(d)
Surviving Corporation	ss. 1.01
Tail Period	ss. 6.03(c)
Tail Policy	ss. 6.03(c)
Tax or Taxes	ss. 3.13(b)
Tax Returns	ss. 3.13(b)

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.04  Severability.  If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05  Disclaimer of Other Representations and Warranties.  Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

Section 9.06  Entire Agreement; Assignment.  This Agreement (together with the Confidentiality Agreement, Company Disclosure Schedule, and the other documents delivered pursuant hereto), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights, but not their obligations, hereunder to any direct or indirect wholly owned subsidiary of Parent.

Section 9.07  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.03 which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons, and (ii) Article II which is intended to be for the benefit of those persons entitled to receive the Merger Consideration, to the extent that their right to receive such payment may be enforced by such persons after the Closing Date.

Section 9.08  Remedies; Specific Performance.  The parties hereto agree that upon a breach of any of the terms or provisions of this Agreement then in addition to any remedies available at law or equity the Parent, Merger Sub and Company shall have the right to seek specific performance of the terms hereof, to the extent available under applicable Law.

Section 9.09  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Orange County, Florida. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Circuit Court of Orange County, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

Section 9.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNAIR SERVICES CORPORATION

By	/s/ Jack I. Ruff
Jack I. Ruff,
President and Chief Executive Officer

MASSEY SERVICES, INC.

By	/s/ Harry L. Massey
Name:     Harry L. Massey

Title: Chairman and CEO

BUYER ACQUISITION COMPANY, INC.

By	/s/ Harry L. Massey
Name:     Harry L. Massey

Title: Chairman and CEO

Annex B

[Letterhead of Hyde Park Capital]
September 28, 2009

Special Committee of the Board of Directors
Sunair Services Corporation
1350 E. Newport Center Drive
Suite 201
Deerfield Beach, FL 33442

Members of the Special Committee of the Board:

You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.10 per share (“Sunair Common Stock”), of Sunair Services Corporation (“Sunair” or “the Company”), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the draft Agreement and Plan of Merger, dated as of September 28, 2009 (the “Agreement”), among Massey Services, Inc. (“Massey” or “Acquiror”), Buyer Acquisition Company, Inc. (“Merger Sub”) and Sunair Services Corporation. The Agreement provides for, among other things, the merger of Merger Sub with and into the Company upon which the Company would become a wholly owned subsidiary of Massey (the “Merger”), pursuant to which each outstanding share of Sunair Common Stock will be converted into the right to receive $2.75 in cash (the “Consideration”).

In arriving at our opinion, we have:

1. reviewed the Agreement;

2. reviewed certain publicly available business and financial information relating to Sunair;

3. reviewed certain other information relating to Sunair provided to or discussed with us by the Company, including (i) financial forecasts relating to the Company and (ii) certain industry and business information thereto prepared by the management of the Company;

4. discussed the past and present operations and financial condition and the prospects of the Company with senior executives of Sunair;

5. reviewed and compared the historical stock prices, multiples, margins, growth rates and trading history for the shares of Sunair, and compared that data with similar data for other publicly held companies in businesses we deemed relevant in evaluating Sunair;

6. considered, to the extent publicly available, the financial terms of certain other merger or acquisition transactions, including premiums paid for public companies, which we deemed to be relevant, which have been effected or announced;

7. considered our experience in connection with marketing the Company for sale to a large group of potential strategic and financial buyers;

8. considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Sunair that we have used in our analyses, the management of Sunair has advised us, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sunair as to the future financial performance of the Company both before and after giving effect to certain industry and business information referred to above. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sunair or the

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Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent appraisal of the assets or liabilities (contingent or otherwise) of Sunair, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the holders of Sunair Common Stock of the Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty and we express no view as to the impact of such volatility and uncertainty on Sunair or the Merger. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Sunair, nor does it address the underlying business decision of Sunair to proceed with the Merger.

We have acted as financial advisor to Sunair in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the rendering of our opinion. In addition, Sunair has agreed to indemnify us for certain liabilities and other items arising out of or related to our engagement. We may in the future provide financial advice and services, to Sunair, Massey and their respective affiliates for which we would expect to receive compensation. We have no previous business agreements or relationships with either Sunair or Massey.

In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered, but rather made the qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of the analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of Sunair in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Hyde Park Capital Advisors, LLC to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of Sunair Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  HYDE PARK CAPITAL ADVISORS LLC

     HYDE PARK CAPITAL ADVISORS LLC

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SPECIAL MEETING OF SHAREHOLDERS OF SUNAIR SERVICES CORPORATION December 14, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=05980 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030300000000000000 8 121409 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xFOR AGAINST ABSTAIN 1. Proposal to approve the Agreement and Plan of Merger (“Merger Agreement”), dated as of September 28, 2009 by and among Massey Services, Inc. Inc., Buyer Acquisition Company, Inc. and Sunair Services Corporation 2. Proposal to approve to the adjournment or postponement of the meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. 3. To vote on such other matters that may properly come before the meeting. If no directions are given, the shares will be voted FOR the approval of the Merger Agreement and FOR the approval to adjourn or postpone the meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the special meeting or any adjournment or postponement thereof. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF SUNAIR SERVICES CORPORATION. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please G20683 give full 17 title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SUNAIR SERVICES CORPORATION PROXY SPECIAL MEETING OF SHAREHOLDERS — DECEMBER 14, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Jack I. Ruff and Edward M. Carriero, Jr., with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of common stock of Sunair Services Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Sunair Services Corporation to be held on December 14, 2009 at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441 at 11:00 a.m., local time, and any and all adjournments or postponements thereof, subject to the directions indicated on the reverse side. (Continued and to be signed on the reverse side.)